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Exhibit 10.1

$85,000,000

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of November            , 2002

among

CROSSTEX ENERGY SERVICES, LTD.,

as Borrower,

THE FINANCIAL INSTITUTIONS

PARTY TO THIS CREDIT AGREEMENT

as Banks,

UNION BANK OF CALIFORNIA, N. A.

as Administrative Agent,

and

FLEET NATIONAL BANK,

as Syndication Agent

TABLE OF CONTENTS

ARTICLE I DEFINITIONS AND ACCOUNTING TERMS
Section 1.01.	Certain Defined Terms
Section 1.02.	Computation of Time Periods
Section 1.03.	Accounting Terms; Changes in GAAP
Section 1.04.	Types and Classes of Advances and Borrowings
Section 1.05.	Miscellaneous
ARTICLE II CREDIT FACILITIES
Section 2.01.	Making the Advances
Section 2.02.	Method of Borrowing
Section 2.03.	Reduction of the Revolver A Commitments
Section 2.04.	Prepayment of Advances
Section 2.05.	Repayment of Advances
Section 2.06.	Fees
Section 2.07.	Interest
Section 2.08.	Payments and Computations
Section 2.09.	Sharing of Payments, Etc.
Section 2.10.	Breakage Costs
Section 2.11.	Increased Costs
Section 2.12.	Taxes
Section 2.13.	Letters of Credit
Section 2.14.	Replacement of Banks under Certain Circumstances
ARTICLE III CONDITIONS OF LENDING
Section 3.01.	Conditions Precedent to Initial Advances
Section 3.02.	Conditions Precedent to All Borrowings
ARTICLE IV REPRESENTATIONS AND WARRANTIES
Section 4.01.	Existence and Power
Section 4.02.	Authorization
Section 4.03.	Governmental Action, Etc.
Section 4.04.	Binding Effect
Section 4.05.	Financial Statements
Section 4.06.	Other Information
Section 4.07.	Legal Proceedings
Section 4.08.	Subsidiaries
Section 4.09.	Trademarks, Etc.
Section 4.10.	Fire, Etc.
Section 4.11.	Burdensome Agreements
Section 4.12.	Taxes
Section 4.13.	Public Utility Holding Company Act; Natural Gas Act; Investment Company Act
Section 4.14.	Regulations D, T, U and X
Section 4.15.	Title to Properties, Etc.
Section 4.16.	Employee-Benefit Plans
Section 4.17.	Environmental Compliance
Section 4.18.	Material Contracts
Section 4.19.	Ownership
ARTICLE V AFFIRMATIVE COVENANTS
Section 5.01.	Reporting Requirements

i

Section 5.02. _>	Preservation of Legal Existence, Etc.
Section 5.03.	Maintenance of Properties, Etc.
Section 5.04.	[Intentionally omitted]
Section 5.05.	Compliance with Laws, Etc.
Section 5.06.	Payment of Taxes, Etc.
Section 5.07.	Maintenance of Insurance
Section 5.08.	Visitation Rights
Section 5.09.	Keeping of Books
Section 5.10.	Transactions with Affiliates
Section 5.11.	Compliance with Environmental Laws
Section 5.12.	Environmental Remediation and Indemnification
Section 5.13.	Use of Proceeds
ARTICLE VI NEGATIVE COVENANTS
Section 6.01.	Liens, Etc.
Section 6.02.	Debt
Section 6.03.	Mergers, Acquisitions, Etc.
Section 6.04.	Sales, Etc. of Property
Section 6.05.	Investments in Other Persons
Section 6.06.	Distributions, Etc.
Section 6.07.	Change in Nature of Business
Section 6.08.	ERISA Plans
Section 6.09.	Accounting Changes
Section 6.10.	Creation of Subsidiaries
Section 6.11.	Commodity Contracts
Section 6.12.	Current Ratio
Section 6.13.	Interest Charge Coverage Ratio
Section 6.14.	Leverage Ratio
Section 6.15.	Amendment of Borrower Partnership Agreement
ARTICLE VII REMEDIES
Section 7.01.	Events of Default
Section 7.02.	Optional Acceleration of Maturity
Section 7.03.	Automatic Acceleration of Maturity
Section 7.04.	Non-exclusivity of Remedies
Section 7.05.	Right of Set-off
Section 7.06.	Application of Collateral
ARTICLE VIII THE ADMINISTRATIVE AGENT AND THE ISSUING BANK
Section 8.01.	Authorization and Action
Section 8.02.	Administrative Agent's Reliance, Etc.
Section 8.03.	The Administrative Agent and Its Affiliates
Section 8.04.	Bank Credit Decision
Section 8.05.	Indemnification
Section 8.06.	Successor Administrative Agent and Issuing Bank
Section 8.07.	Syndication Agent
Section 8.08.	Borrower Reliance
Section 8.09.	Collateral Matters
ARTICLE IX MISCELLANEOUS
Section 9.01.	Amendments, Etc.
Section 9.02.	Notices, Etc.

ii

Section 9.03.	No Waiver; Remedies
Section 9.04.	Costs and Expenses
Section 9.05.	Binding Effect
Section 9.06.	Bank Assignments and Participations
Section 9.07.	Indemnification
Section 9.08.	Execution in Counterparts
Section 9.09.	Survival of Representations, etc
Section 9.10.	Severability
Section 9.11.	Business Loans
Section 9.12.	Usury Not Intended
Section 9.13.	Waiver of Jury; Consent to Jurisdiction
Section 9.14.	Claims Subject to Judicial Reference; Selection of Referee
Section 9.15.	Governing Law
Section 9.16.	Credit Documents
Section 9.17.	Existing Indebtedness
EXHIBITS:
Exhibit A-1	—	Form of Revolver A Note
Exhibit A-2	—	Form of Revolver B Note
Exhibit B	—	Form of Notice of Borrowing
Exhibit C	—	Form of Conversion or Continuation
Exhibit D	—	Form of Guaranty
Exhibit E-1	—	Form of Borrower Security Agreement
Exhibit E-2	—	Form of Guarantor Security Agreement
Exhibit F	—	Form of Borrower Pledge Agreement
Exhibit G	—	Form of Mortgage
Exhibit H	—	Form of Borrowing Base Certificate
Exhibit I	—	Form of Compliance Certificate
Exhibit J	—	Form of Assignment and Acceptance
SCHEDULES:
Schedule 1	—	Commitments
Schedule 2	—	Applicable Lending Offices
Schedule 1.01(a)	—	Letter of Credit Banks for Eligible Accounts
Schedule 1.01(b)	—	Approved Account Debtors
Schedule 1.01(c)	—	Guarantors
Schedule 2.13	—	Existing Letters of Credit
Schedule 4.08	—	Subsidiaries
Schedule 6.01	—	Permitted Liens
Schedule 6.02	—	Permitted Debt
Schedule 6.04	—	Permitted Asset Sales

iii

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

        This Second Amended and Restated Credit Agreement dated as of November    , 2002 is among Crosstex Energy Services, Ltd., a Delaware limited partnership (the ''Borrower"), the Banks (as defined below), Union Bank of California, N.A. (''UBOC"), as Administrative Agent for the Banks, and Fleet National Bank ("Fleet"), as Syndication Agent.

INTRODUCTION

        A.    Crosstex Energy Services, Ltd., a Texas limited partnership (the "Predecessor Borrower"), UBOC, as administrative agent and lender, and Fleet, as syndication agent and lender, are parties to the Amended and Restated Credit Agreement dated as of May 3, 2001, as amended by a First Amendment to Amended and Restated Credit Agreement dated as of May 18, 2001, a Second Amendment to Amended and Restated Credit Agreement dated as of October 12, 2001, a Third Amendment to Amended and Restated Credit Agreement dated as of December 19, 2001, a Fourth Amendment to Amended and Restated Credit Agreement dated as of March 15, 2002, a Fifth Amendment to Amended and Restated Credit Agreement dated as of August 15, 2002 and a Sixth Amendment to Amended and Restated Credit Agreement dated as of November     , 2002 (the "Existing Credit Agreement").

        B.    Prior to the execution and delivery of this Agreement, the Predecessor Borrower has been merged with and into the Borrower. [Describe other related reorganization transactions]. The transactions described in this paragraph B are hereinafter collectively referred to as the "Reorganization".

        C.    The Banks have consented to the Reorganization on the condition that the Borrower ratifies all of the obligations of the Predecessor Borrower under the Existing Credit Agreement and the other Credit Documents (as defined in the Existing Credit Agreement) and that the parties hereto enter into an amendment to effect certain amendments to the Existing Credit Agreement.

        D.    To evidence the credit facility requested hereunder, the Borrower, the Administrative Agent and the Banks have agreed that this Agreement is an amendment and restatement of the Existing Credit Agreement, not a new or substitute credit agreement or novation of the Existing Credit Agreement, and each reference to an "Advance" or a "Letter of Credit" shall include each Advance made and each Letter of Credit issued heretofore under the Existing Credit Agreement as well as each Advance made and each Letter of Credit issued hereafter under this Agreement.

        The Borrower, the Banks, the Administrative Agent and the Syndication Agent agree as follows:

ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS

        Section 1.01.    Certain Defined Terms.    As used in this Agreement, the following terms shall have the following meanings (unless otherwise indicated, such meanings to be equally applicable to both the singular and plural forms of the terms defined):

        "Acceptable Security Interest" in any Property means a Lien which (a) exists in favor of the Administrative Agent for its benefit and the ratable benefit of the Administrative Agent and the Banks, (b) is superior to all other Liens, except Permitted Liens, (c) secures the Obligations, and (d) is perfected and enforceable.

        "Accounts" means the unpaid portion of the obligations to the Borrower and its Subsidiaries of customers of the Borrower and its Subsidiaries to pay for goods sold and shipped or services rendered (net of commissions to agents). [Such obligations shall be deemed to have been paid when the payment therefore clears (a) the "Control Account" (as defined in the Security Agreement), in the case of payments made by wire transfer or other electronic transfer, or (b) the "Operating Account" (as defined in the Security Agreement), in the case of payments made by check.][Need to receive and review existing security documentation].

        "Acquisition" means the direct or indirect purchase or acquisition, whether in one or more related transactions, by the Borrower or any of its Subsidiaries of any Person or group of Persons (or any interest in any Person or group of Persons) or any related group of assets, liabilities, or securities of any Person or group of Persons, other than acquisitions of Property in the ordinary course of business.

        "Adjusted Reference Rate" means, for any day, the fluctuating rate per annum of interest equal to the greater of (a) the Reference Rate in effect on such day and (b) the Federal Funds Rate in effect on such day plus 2%.

        "Advance" means any Revolver A Advance or Revolver B Advance.

        "Affiliate" means, as to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person or any Subsidiary of such Person. The term "control" (including the terms "controlled by" or "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

        "Administrative Agent" means Union Bank of California, N.A., in its capacity as an agent pursuant to Article VIII and any successor agent pursuant to Section 8.06.

        "Administrative Agent's Fee Letter" has the meaning specified in Section 2.06(b).

        "Agents" means the Administrative Agent and the Syndication Agent.

        "Agreement" means this Second Amended and Restated Credit Agreement dated as of November    , 2002 among the Borrower, the Banks and the Administrative Agent, as it may be amended, modified, restated, renewed, extended, increased or supplemented from time-to-time.

        "Applicable Lending Office" means, with respect to each Bank, such Bank's Domestic Lending Office in the case of a Reference Rate Advance and such Bank's Eurodollar Lending Office in the case of a Eurodollar Rate Advance.

        "Applicable Margin" means, as of any date of determination, the following percentages determined as a function of the Borrower's Leverage Ratio:

Leverage Ratio	Eurodollar Rate Advances	Reference Rate Advances	Commitment Fees	Letter of Credit Fees
> 3.50	2.875%	1.375%	0.50%	2.00%
> 3.00 and ≤ 3.50	2.375%	0.875%	0.50%	1.75%
> 2.50 and ≤ 3.00	2.125%	0.625%	0.50%	1.75%
> 2.00 and ≤ 2.50	1.875%	0.375%	0.375%	1.50%
≤ 2.00	1.625%	0.125%	0.375%	1.50%

The foregoing ratio (a) shall be determined as if the Leverage Ratio is less than or equal to 3.00 but greater than 2.50 for the period from the Effective Date through the date financial statements are delivered pursuant to Section 5.01(c) for the fiscal quarter ending [September 30, 2002], and (b) shall thereafter be determined from the financial statements of the Borrower and its Subsidiaries most recently delivered pursuant to Section 5.01(c) or Section 5.01(d) and certified to by a Responsible Officer in accordance with such Sections. Any change in the Applicable Margin shall be effective upon the date of delivery of the financial statements pursuant to Section 5.01(c) or Section 5.01(d), as the case may be, and receipt by the Administrative Agent of the Compliance Certificate required by such Sections. If the Borrower fails to deliver any financial statements within the times specified in Section 5.01(c) or 5.01(d), as the case may be, such ratio shall be determined as if the Leverage Ratio is greater than 3.50 from the date the Administrative Agent notifies the Borrower and the Banks that such financial statements should have been delivered until the Borrower delivers such financial statements to the Administrative Agent and the Banks.

        "Approved Consultant's Report" means a report by Barnes & Click, Inc., Purvin & Gertz, Oil & Gas Advisors, Inc. or another consultant selected by the Borrower and reasonably acceptable to the Majority Banks confirming that the assumptions used by the Borrower in the adjustment of EBITDA in connection with any Acquisition are reasonable.

        "Asset-Based Audit" means an audit of the books, records and accounting procedures of the Borrower and its Subsidiaries, conducted by the Administrative Agent or by a third-party auditor selected by the Administrative Agent and, so long as no Default has occurred and is continuing, approved by the Borrower, which approval shall not be unreasonably withheld.

        "Assigned Agreements" means (a) the "Assigned Agreements" as defined in the Borrower Security Agreement and (b) the aggregate of all of the "Assigned Agreements" as defined in the all of the Guarantor Security Agreements.

        "Assignment and Acceptance" means an assignment and acceptance entered into by a Bank and an Eligible Assignee, and accepted by the Administrative Agent and the Borrower (if applicable), in substantially the form of the attached Exhibit J.

        "Available Cash" for any fiscal quarter has the meaning set forth in the Borrower Partnership Agreement.

        "Banks" means the lenders listed on the signature pages of this Agreement and each Eligible Assignee that shall become a party to this Agreement pursuant to Section 9.06.

        "Borrower" means Crosstex Energy Services, Ltd., a Texas limited partnership.

        "Borrower Partnership Agreement" means the [Amended and Restated Agreement of Limited Partnership of the Borrower dated as of November    , 2002 between the General Partner and the Limited Partner], as the same may be amended, modified or supplemented from time-to-time as permitted by this Agreement.

        "Borrower Pledge Agreement" means the Amended and Restated Pledge Agreement between the Borrower and the Administrative Agent in the form of the attached Exhibit F, as the same may be amended, modified or supplemented from time-to-time.

        "Borrower Security Agreement" means the Amended and Restated Security Agreement between the Borrower and the Administrative Agent in the form of the attached Exhibit E-1, as it may be amended, modified or supplemented from time-to-time.

        "Borrowing" means any Revolver A Borrowing or Revolver B Borrowing.

        "Borrowing Base" means, at any time of determination, the sum of the following: (a) 100% of the aggregate amount of cash and Permitted Investments of the Borrower and its Subsidiaries (excluding the Pipeline Entities) maintained in accounts in which the Administrative Agent has a perfected first priority security interest; (b) 95% of the aggregate amount of Eligible Accounts backed by Eligible LCs; (c) 80% of the aggregate amount of Eligible Accounts that do not fall within clause (b) above and which are not more than 90 days past due; and (d) 90% of the aggregate amount of Eligible Accounts that do not fall within clauses (b) or (c) above and the account debtor of which has a long-term debt rating of at least BBB- from S&P or Baa3 from Moody's or whose parent company has a long-term debt rating of at least BBB- from S&P or Baa3 from Moody's and has guaranteed the Accounts of such account debtor to the Borrower and its Subsidiaries.

        "Borrowing Base Certificate" means a certificate of the Borrower, together with attached schedules, substantially in the form of Exhibit H.

        "Business Day" means a day of the year on which banks are not required or authorized to close in Dallas, Texas, and Los Angeles, California; provided, that when used in connection with a Eurodollar Rate Advance, the term "Business Day" shall also exclude any day on which banks are not open for dealings in Dollar deposits in the London interbank market.

        "Capital Leases" means, as applied to any Person, any lease of any Property by such Person as lessee which would, in accordance with GAAP, be required to be classified and accounted for as a capital lease on the balance sheet of such Person.

        "Cash Collateral Account" means a special interest bearing cash collateral account pledged by the Borrower to the Administrative Agent for its benefit and the ratable benefit of the Banks containing cash deposited pursuant to Sections 2.04(b), 7.02(b), or 7.03(b) to be maintained at the Administrative Agent's office in accordance with Section 2.13(g) and bear interest or be invested in the Administrative Agent's reasonable discretion.

        "CERCLA" means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, state and local analogs, and all rules and regulations and requirements thereunder in each case as now or hereafter in effect.

        "CERCLIS" means the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency.

        "Change of Control" means (a) the General Partner is no longer the sole general partner of the Borrower, (b) the Limited Partner is no longer the sole limited partner of the Borrower, or (c) individuals who, at the beginning of any period of 12 consecutive months, constitute the General Partner's Board of Directors cease for any reason (other than death or disability) to constitute a majority of the General Partner's Board of Directors then in office.

        "Class" has the meaning set forth in Section 1.04.

        "Code" means the Internal Revenue Code of 1986, as amended, and any successor statute.

        "Collateral" means all Collateral as defined in each of the Security Agreements, the Pledge Agreements and in each of the Mortgages.

        "Commitments" means, as to any Bank, its Revolver A Commitment and its Revolver B Commitment.

        "Compliance Certificate" means a compliance certificate in the form of the attached Exhibit I signed by a Responsible Officer.

        "Consolidated" refers to the consolidation of the accounts of the Borrower and its Subsidiaries in accordance with GAAP, including, when used in reference to the Borrower, principles of consolidation consistent with those applied in the preparation of the Financial Statements.

        "Convert," "Conversion," and "Converted" each refers to a conversion of Advances of one Type into Advances of another Type pursuant to Section 2.02(b).

        "Credit Documents" means, collectively, this Agreement, the Notes, the Security Documents, the Guaranties, the Letter of Credit Documents, any Interest Rate Contract with a Bank, any Hydrocarbon Hedge Agreement with a Bank, the Administrative Agent's Fee Letter and each other agreement, instrument or document executed at any time in connection with the foregoing documents, as each such Credit Document may be amended, modified or supplemented from time-to-time.

        "Debt," for any Person, means, without duplication,

        (a)  indebtedness of such Person for borrowed money;

        (b)  obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

        (c)  obligations of such Person to pay the deferred purchase price of Property or services (other than trade payables which are not more than 90 days past due, except for any such trade payables which are being contested in good faith and by appropriate proceedings);

        (d)  all indebtedness created or arising under any conditional-sale or other title-retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property);

        (e)  obligations of such Person as lessee under Capital Leases;

        (f)    obligations of such Person under any Hydrocarbon Hedge Agreement or Interest Rate Contract;

        (g)  reimbursement obligations of such Person in respect of letters of credit, acceptance facilities, drafts or similar instruments issued or accepted by banks and other financial institutions for the account of such Person;

        (h)  obligations of such Person under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) of such Person to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, another's indebtedness or obligations of the kinds referred to in clauses (a) through (g) above; and

        (i)    another's indebtedness or obligations of the kinds referred to in clauses (a) through (h) secured by any Lien on or in respect of any Property of such Person; provided that the amount of such Debt, if such Person has not assumed the same or become liable therefore, shall in no event be deemed to be greater than the fair market value from time to time of the Property subject to such Lien.

        "Default" means (a) an Event of Default or (b) any event or condition which with notice or lapse of time or both would, unless cured or waived, become an Event of Default.

        "Dollars" and "$" means lawful money of the United States of America.

        "Domestic Lending Office" means, with respect to any Bank, the office of such Bank specified as its "Domestic Lending Office" opposite its name on Schedule 2 or such other office of such Bank as such Bank may from time to time specify to the Borrower and the Administrative Agent.

        "EBITDA" means, for the Borrower and its Subsidiaries on a Consolidated basis for any period, (a) Net Income for such period plus (b) to the extent deducted in determining Net Income, Interest Expense, taxes, depreciation, amortization and other noncash items for such period, losses directly related to Enron Corp. and its Affiliates, and up to $500,000 in expenses incurred during the fiscal quarters ending March 31, 2002 and June 30, 2002. EBITDA shall be calculated, on a pro forma basis in accordance with GAAP, after giving effect to, without duplication, (a) any Acquisition or (b) any construction of Property, in each case, occurring during the period commencing on the first day of such period to and including the date of such transaction (the "Reference Period") and whether or not such acquired or constructed Property were operated during such Reference Period, as if such Acquisition or construction or acquisition of Property occurred on the first day of the Reference Period. In making the calculation contemplated by the preceding sentence, EBITDA generated by such acquired Person or by such acquired or constructed Property shall be determined in good faith by the Borrower based on reasonable assumptions and may take into account pro forma expenses that would have been incurred by the Borrower and its Subsidiaries in the operation of such acquired Person or acquired or constructed Property during such period computed on the basis of personnel expenses for employees retained or to be retained by the Borrower and its Subsidiaries in the operation of such acquired Person or acquired or constructed Property and non-personnel costs and expenses incurred by the Borrower and its Subsidiaries in the operation of the Borrower's business at similarly situated facilities of the Borrower or any of its Subsidiaries; provided however, that if the amount of EBITDA attributable thereto exceeds 10% of the EBITDA for the Borrower and its Subsidiaries on a Consolidated basis prior to such adjustment, then the pro forma EBITDA attributable thereto shall be supported by an Approved Consultant's Report.

        "Effective Date" means the date on which the conditions set forth in Section 3.01 are satisfied.

        "Eligible Accounts" means those Accounts of the Borrower and its Subsidiaries that (a) are within 90 days of the related invoice, (b) are less than 30 days past due, (c) are [(together with the relevant "Related Contracts," as defined in the Security Agreement or in the relevant Guarantor Security Agreement, as applicable)] covered by a perfected first priority security interest in favor of the Administrative Agent and (d) comply with all of the representatives, warranties and covenants of the Borrower and its Subsidiaries in the Credit Documents; provided, however, that Eligible Accounts shall not include the following:

            (i)  Accounts with respect to which the account debtor is an officer, employee or agent of the Borrower or any Subsidiary;

          (ii)  Accounts with respect to which goods have been placed on consignment, guaranteed sale or other terms by reason of which the payment by the account debtor may be conditional;

          (iii)  Accounts with respect to which the account debtor is not a Person resident in the United States of America, except to the extent that any such Account is backed by an Eligible LC;

          (iv)  Accounts with respect to which the account debtor is the United States of America or any department, agency or instrumentality of the United States of America; provided, however, that an Account shall not be deemed ineligible by reason of this clause (iv) if the Borrower or the relevant Subsidiary (as applicable) has taken the necessary steps, to the satisfaction of the Administrative Agent evidenced in writing, to perfect a first-priority security interest in such Account in favor of the Administrative Agent in compliance with the Assignment of Claims Act of 1940 (21 U.S.C. ! 3727);

          (v)  Accounts with respect to which the account is a state of the United States of America or a county, city, town, municipality or other division of any such state; provided, however, that an Account shall not be deemed ineligible by reason of this clause (v) if the Borrower or the relevant Subsidiary (as applicable) has taken the necessary steps, to the satisfaction of the Administrative Agent evidenced in writing, to perfect a first-priority security interest in such Account in favor of the Administrative Agent in compliance with all applicable Governmental Rules;

          (vi)  Accounts with respect to which the account debtor is an Affiliate of the Borrower or any Subsidiary;

        (vii)  Accounts to whose account debtor the Borrower or any Subsidiary is or is to become liable, but only if such liability does not relate to any such Account and only to the extent of such liability;

        (viii)  that portion of the aggregate Eligible Accounts receivable from any single account debtor that exceeds the relevant percentage specified below of the aggregate Eligible Accounts receivable from all account debtors at any time, except as approved by the Administrative Agent (or, in the case of an upward variance in any of the percentages specified below by more than five percentage points, by the Majority Banks through the Administrative Agent) in writing from time to time: (A) 20% in the case of Accounts receivable from any company listed from time to time on Schedule 1.01(b) or as to which the Majority Banks through the Administrative Agent have otherwise given their prior written approval, which listing or approval may be withdrawn at any time by the Majority Banks through the Administrative Agent by written notification to the Borrower or the relevant Subsidiary (as applicable); (B) 20%, in the case of Accounts receivable from an account debtor that (1) has a long-term debt rating of at least BBB- from S&P or Baa3 from Moody's or whose parent company has a long-term debt rating of at least BBB- from S&P or Baa3 from Moody's and has guaranteed the Accounts of such account debtor to the Borrower and its Subsidiaries and (2) is not referred to in (A) above; and (C) 10%, in the case of Accounts receivable from any account debtor not referred to in (A) or (B) above; provided, however, that, for purposes of applying the limitations set forth above, Accounts backed by Eligible LCs shall not be included in the determination of aggregate Eligible Accounts receivable from any single account debtor but shall be included in the determination of aggregate Eligible Accounts receivable from all account debtors;

          (ix)  Accounts not denominated in United States dollars;

          (x)  Accounts with respect to which an invoice has not been sent within 30 Business Days after the effective date of any Borrowing Base Certificate in which such Accounts would otherwise be included for purposes of calculation of the Borrowing Base;

          (xi)  Accounts due from a particular account debtor if (A) any Account due from such account debtor does not comply with the representations and warranties of the Borrower of the relevant Subsidiary (as applicable) in [Section 6 of the Security Agreement or of the relevant Guarantor Security Agreement (as applicable)] and if the Administrative Agent notifies the Borrower or the relevant Subsidiary (as applicable) that such Accounts are ineligible or (B) 10% or more of the Accounts due from such account debtor are more than 30 days past due;

        (xii)  Accounts with respect to which the account debtor disputes liability or makes any claim, in whole or in part, but limited, however, to the amount in dispute or as to which claim is made if such amount can be quantified reasonably accurately and does not exceed 30% of such Account;

        (xiii)  Accounts due from a particular account debtor if such account debtor disputes liability or makes any claim with respect to 10% or more of its Accounts owed to the Borrower or any Subsidiary;

        (xiv)  Accounts due from a particular account debtor if any event of the types described in Section 7.01(e) occurs with respect to such account debtor;

        (xv)  Accounts due from a particular account debtor if such account debtor suspends normal business operations; and

        (xvi)  Accounts that are not satisfactory to the Administrative Agent, in its sole discretion, using reasonable business judgment.

        "Eligible Assignee" means any commercial bank or other financial institution approved by the Administrative Agent, and, so long as no Default has occurred and is continuing, by the Borrower, which approval(s) will not be unreasonably withheld.

        "Eligible LCs" means letters of credit issued by banks listed on Schedule 1.01(a), but only to the extent, with respect to any such bank, that the aggregate face amount of all letters of credit backing Eligible Accounts issued by such bank that are outstanding at any time does not exceed the applicable amount set forth for such bank on Schedule 1.01(a) (provided, however, that the Administrative Agent may in its sole discretion accept other letters of credit as Eligible LCs from time to time).

        "Environmental Law" means any Governmental Rule relating to pollution or protection of the environment or any natural resource, to any Hazardous Material or to health or safety, including any Governmental Rule relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of any Hazardous Material.

        "Environmental Permit" means any Governmental Action required under any Environmental Law.

        "Environmental Proceeding" means any action, suit, written demand, demand letter, claim, notice of noncompliance or violation, notice of liability or potential liability, investigation, proceeding, consent order or consent agreement relating in any way to any Environmental Law, any Environmental Permit or any Hazardous Material or arising from alleged injury or threat to health, safety or the environment, including (a) by any Governmental Person for enforcement, cleanup, removal, response, remedial or other action or damages and (b) by any Person for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time-to-time, and the regulations promulgated thereunder and rulings issued thereunder.

        "ERISA Affiliate" means any Person that for purposes of Title IV of ERISA is a member of the Borrower's controlled group, or is under common control with the Borrower, within the meaning of Section 414 of the Code and the regulations promulgated and rulings issued thereunder.

        "Eurocurrency Liabilities" has the meaning assigned to that term in Regulation D of the Federal Reserve Board (or any successor), as in effect from time-to-time.

        "Eurodollar Lending Office" means, with respect to any Bank, the office of such Bank specified as its "Eurodollar Lending Office" opposite its name on Schedule 2 (or, if no such office is specified, its Domestic Lending Office) or such other office of such Bank as such Bank may from time to time specify to the Borrower and the Administrative Agent.

        "Eurodollar Rate" means, for the Interest Period for each Eurodollar Rate Advance comprising the same Borrowing, the interest rate per annum (rounded to the nearest whole multiple of 1/100 of 1% per annum) set forth on Telerate Page 3750 (or any replacement page) as the London Interbank Offered Rate, for deposits in Dollars at 11:00 a.m. (London, England time) two Business Days before the first day of such Interest Period, in an amount substantially equal to the Administrative Agent's Eurodollar Rate Advance and for a period equal to such Interest Period; provided that, if no such quotation appears on Telerate Page 3750 (or any replacement page), the Eurodollar Rate shall be an interest rate per annum equal to the rate per annum at which deposits in Dollars are offered by the principal office of Union Bank of California, N.A. in London, England to prime banks in the London interbank market at 11:00 a.m. (London, England time) two Business Days before the first day of such Interest Period in an amount substantially equal to the Eurodollar Rate Advance to be maintained by the Bank that is the Administrative Agent in respect of such Borrowing and for a period equal to such Interest Period.

        "Eurodollar Rate Advance" means an Advance which bears interest as provided in Section 2.07(b).

        "Eurodollar Rate Reserve Percentage" of any Bank for the Interest Period for any Eurodollar Rate Advance means the reserve percentage applicable during such Interest Period (or if more than one such percentage shall be so applicable, the daily average of such percentages for those days in such Interest Period during which any such percentage shall be so applicable) under regulations issued from time-to-time by the Federal Reserve Board for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for such Bank with respect to liabilities or assets consisting of or including Eurocurrency Liabilities having a term equal to such Interest Period.

        "Event of Default" has the meaning specified in Section 7.01.

        "Existing Letters of Credit" means, collectively, the letters of credit issued under the Existing Credit Agreement listed on Schedule 2.13.

        "Expiration Date" means, with respect to any Letter of Credit, the date on which such Letter of Credit will expire or terminate in accordance with its terms.

        "Federal Funds Rate" means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for any such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it, with the consent of the Borrower, which consent shall not be unreasonably withheld.

        "Federal Reserve Board" means the Board of Governors of the Federal Reserve System or any of its successors.

        "Final Maturity Date" means April 30, 2007.

        "Financial Statements" means the financial statements referred to in Section 5.01.

        "Funded Debt" of any Person means Debt of such Person as described in clauses (a), (b), (d) and (e) of the definition of "Debt" in this Section 1.01.

        "GAAP" means United States generally accepted accounting principles as in effect from time to time, applied on a basis consistent with the requirements of Section 1.03.

        "General Partner" means Crosstex Energy Services GP, LLC, a Delaware limited liability company.

        "Governmental Action" means any authorization, approval, consent, waiver, exception, license, filing, registration, permit, notarization or other requirement of any Governmental Person.

        "Governmental Person" means, whether domestic or foreign, any national, federal, state or local government, any political subdivision thereof, or any governmental, quasi-governmental, judicial, public or statutory instrumentality, authority, body or entity, including any central bank and any comparable authority.

        "Governmental Rule" means any treaty, law, rule, regulation, ordinance, order, code, interpretation, judgment, writ, injunction, decree, determination, award, directive, guideline, request, policy or similar form of decision of any Governmental Person, referee or arbitrator.

        "Guarantor" means as of the Effective Date, each of the Persons listed on Schedule 1.01(c), and thereafter, each of the present and future direct and indirect Material Subsidiaries of the Borrower, and "Guarantors" means all such Guarantors collectively.

        "Guarantor Security Agreement" means each of the Amended and Restated Security Agreements between each of the Guarantors and the Administrative Agent, in substantially the form of Exhibit E-2, as each may be amended, modified or supplemented from time-to-time in accordance with its terms, and "Guarantor Security Agreements" shall mean all such Guarantor Security Agreements collectively.

        "Guaranty" means each of the Guaranties executed by each Guarantor, in substantially the form of Exhibit D, as each may be amended from time to time in accordance with its terms, and "Guaranties" shall mean all such Guaranties collectively.

        "Hazardous Material" means any substance or material described as a toxic or hazardous substance, waste or material or as a pollutant, contaminant or infectious waste, or words of similar import, in any Environmental Law, including asbestos, petroleum (including crude oil and any fraction thereof, natural gas, natural-gas liquid, liquefied natural gas and synthetic gas usable for fuel, and any mixture of any of the foregoing), polychlorinated biphenyls, urea formaldehyde, radon gas, radioactive matter, and chemicals that may cause cancer or reproductive toxicity.

        "Hydrocarbon Hedge Agreement" means a swap, collar, floor, cap, option or other derivative contract which is intended to reduce or eliminate the risk of fluctuations in the price of Hydrocarbons.

        "Hydrocarbons" means oil, gas, coal seam gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, and all other liquid and gaseous hydrocarbons produced or to be produced in conjunction therewith from a well bore and all products, by-products, and other substances derived therefrom or the processing thereof, and all other minerals and substances produced in conjunction with such substances, including, but not limited to, sulfur, geothermal steam, water, carbon dioxide, helium, and any and all minerals, ores, or substances of value and the products and proceeds therefrom.

        "Interest Charge Coverage Ratio" means, for the Borrower and its Subsidiaries on a Consolidated basis, as of the end of any fiscal quarter, the ratio of (a) EBITDA for the four-fiscal quarter period then ended to (b) Interest Expense for the four-fiscal quarter period then ended.

        "Interest Expense" means, for the Borrower and its Subsidiaries determined on a Consolidated basis, for any period, the total interest, letter of credit fees, and other fees incurred in connection with any Debt for such period, whether paid or accrued, including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing, all as determined in conformity with GAAP.

        "Interest Period" means for each Eurodollar Rate Advance comprising part of the same Borrowing, the period commencing on the date of such Advance or the date of the Conversion of any Reference Rate Advance into such an Advance and ending on the last day of the period selected by the Borrower pursuant to the provisions below or by Section 2.02 and thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below or by Section 2.02. The duration of each such Interest Period shall be one, two, three, or six months, in each case as the Borrower may select, upon notice received by the Administrative Agent not later than 11:00 a.m. (Los Angeles, California time) on the third Business Day prior to the first day of such Interest Period; provided, however, that:

        (a)  the Borrower may not select any Interest Period for any Advance which ends after any principal repayment date unless, after giving effect to such selection, the aggregate unpaid principal amount of Advances that are Reference Rate Advances and Advances having Interest Periods which end on or before such principal repayment date shall be at least equal to the amount of Advances due and payable on or before such date;

        (b)  whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day; provided that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and

        (c)  any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month in which it would have ended if there were a numerically corresponding day in such calendar month.

        "Interest Rate Contract" means an interest rate protection agreement, interest rate future, interest rate option, interest rate swap, interest rate cap, collar or other interest rate hedge arrangement, to or under which the Borrower or any Subsidiary is or becomes a party.

        "Issuing Bank" means UBOC and any successor issuing bank pursuant to Section 8.06.

        "Letter of Credit" means, individually, any letter of credit issued by the Issuing Bank which is subject to this Agreement and "Letters of Credit" means all such letters of credit collectively.

        "Letter of Credit Application" means the Issuing Bank's standard form letter of credit application for either a commercial or standby letter of credit, as the case may be, which has been executed by the Borrower and accepted by the Issuing Bank in connection with the issuance of a Letter of Credit.

        "Letter of Credit Documents" means all Letters of Credit, Letter of Credit Applications, and agreements, documents, and instruments entered into in connection with or relating thereto.

        "Letter of Credit Exposure" means, at any time, the sum of (a) the stated maximum amount available to be drawn under each Letter of Credit at such time, plus (b) the aggregate unpaid amount of all Reimbursement Obligations at such time.

        "Letter of Credit Obligations" means any obligations of the Borrower under this Agreement in connection with the Letters of Credit, including the Reimbursement Obligations.

        "Leverage Ratio" means, for the Borrower and its Subsidiaries on a Consolidated basis, as of the end of any fiscal quarter, the ratio of (a) Funded Debt for the Borrower and its Subsidiaries on a Consolidated basis as of the end of such fiscal quarter to (b) EBITDA for the four fiscal quarters then ended.

        "Lien" means, with respect to any Property, (a) any lien, charge, option, claim, deed of trust, mortgage, security interest, pledge or other encumbrance, or any other type of preferential arrangement of any kind, in respect of such Property, including any easement, right of way or other encumbrance on title to real property, or (b) the interest of a vendor or lessor under any conditional-sale agreement, capital lease or other title-retention agreement relating to such Property.

        "Limited Partner" means Crosstex Energy, L.P., a Delaware limited partnership.

        "Majority Banks" means, at any time, Banks holding at least 66-2/3% of the then aggregate unpaid principal amount of the Notes held by the Banks and the Letter of Credit Exposure of the Banks at such time; provided that if no such principal amount or Letter of Credit Exposure is then outstanding, "Majority Banks" shall mean Banks having at least 66-2/3% of the aggregate amount of the Commitments at such time.

        "Material Adverse Effect" shall mean a material adverse effect on (a) the business, assets, condition (financial or otherwise), operations, performance, properties or prospects of the Borrower and its Subsidiaries taken as a whole, or (b) the validity or enforceability of the Credit Documents or the rights or remedies of the Banks or the Administrative Agent under any of the Credit Documents.

        "Material Subsidiaries" means [to be determined].

        "Maximum Rate" means the maximum nonusurious interest rate under applicable law.

        "Moody's" means Moody's Investors Service, Inc.

        "Mortgaged Property" means the aggregate of all of the "Mortgaged Property" and "Trust Property" as defined in all of the Mortgages.

        "Mortgages" means, collectively, each of the Mortgages, Deeds of Trust, Security Agreements and Financing Statements executed by the Borrower or any Subsidiary in favor of the Administrative Agent for its benefit and the ratable benefit of the Banks in substantially the form of the attached Exhibit G, as the same may be amended, modified or supplemented from time-to-time.

        "Multiemployer Plan" means a "multiemployer plan," as defined in Section 4001(a)(3) of ERISA and subject to Title IV thereof, to which the Borrower or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions, such plan being maintained pursuant to one or more collective-bargaining agreements.

        "Multiple Employer Plan" means a "single employer plan," as defined in Section 4001(a)(15) of ERISA and subject to Title IV thereof, that (a) is maintained by the Borrower or an ERISA Affiliate and at least one Person other than the Borrower and its ERISA Affiliates or (b) was so maintained previously, but is not currently maintained by the Borrower or its ERISA Affiliates, and in respect of which the Borrower or an ERISA Affiliate would still have liability under Section 4063, 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

        "Net Income" means, for any period for which such amount is being determined, the Consolidated net income of the Borrower and its Subsidiaries, as determined in accordance with GAAP consistently applied, excluding, however, any net gain or loss from extraordinary items, including but not limited to any net gain or loss during such period arising from the sale, exchange, or other disposition of capital assets other than in the ordinary course of business.

        "Note" means a Revolver A Note or a Revolver B Note.

        "Notice of Borrowing" means a notice of borrowing in the form of the attached Exhibit B signed by a Responsible Officer.

        "Notice of Conversion or Continuation" means a notice of conversion or continuation in the form of the attached Exhibit C signed by a Responsible Officer.

        "Obligations" means (a) the principal, interest, fees, Letter of Credit commissions, charges, expenses, attorneys' fees and disbursements, indemnities and any other amounts payable by the Borrower and the Guarantors to the Administrative Agent and the Banks under the Credit Documents, including without limitation, the Letter of Credit Obligations and (b) any amount in respect to any of the foregoing that the Administrative Agent or any Bank, in its sole discretion, elects to pay or advance on behalf of the Borrower or any Guarantor after the occurrence and during the continuance of an Event of Default.

        "Partners" means the General Partner and the Limited Partner.

        "Permitted Investments" means investments having a maturity of not greater than 3 months from the date of acquisition thereof in (a) obligations issued or unconditionally guaranteed by the United States of America or issued by any agency thereof and backed by the full faith and credit of the United States of America, (b) demand deposits and certificates of deposit (located in the United States of America) of any Bank or any other commercial bank organized under the laws of the United States of America or any state thereof and having combined capital and surplus of at least $500,000,000, (c) commercial paper with a rating of at least "Prime-l" by Moody's Investors Service, Inc. or "A-l" by Standard & Poor's Ratings Group or (d) other investments agreed to from time to time between the Borrower and the Administrative Agent.

        "Permitted Liens" means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding has been commenced: (a) Liens for taxes, assessments and governmental charges or levies, to the extent the same are being contested in good faith by proper proceedings and appropriate reserves are being maintained for the same; (b) Liens imposed by law, such as materialmen's, mechanics', carriers', workmen's, repairmen's and bankers' Liens and other similar Liens arising in the ordinary course of business securing obligations that are not overdue for a period of more than 60 days or that are being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained; (c) pledges or deposits to secure obligations under workers' compensation laws or similar legislation or to secure public or statutory obligations; (d) easements, rights of way, landlord's liens and other encumbrances on title to real property that do not render title to the property encumbered thereby unmarketable or materially and adversely affect the value of such property or the use of such property by the Borrower or any Subsidiary for its current purposes; (e) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of like nature incurred in the ordinary course of business; and (f) Liens arising by reason of any judgment or order of any Governmental Person, referee or arbitrator if appropriate legal proceedings for the review of such judgment or order are being diligently prosecuted and execution or enforcement thereof is stayed pending appeal.

        "Person" means an individual, partnership, corporation (including a business trust), limited liability partnership, limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof or any trustee, receiver, custodian or similar official.

        "Pipeline Entities" means Crosstex Pipeline, LLC, a Texas limited liability company, and Crosstex Pipeline Partners, Ltd., a Texas limited partnership.

        "Plan" means a Single Employer Plan or a Multiple Employer Plan.

        "Pledge Agreements" means, collectively, the Borrower Pledge Agreement and the Guarantor Pledge Agreements.

        "Property" of any Person means any property or assets (whether real, personal, or mixed, tangible or intangible) of such Person.

        "Pro Rata Share" means, with respect to any Bank, either (a) the ratio (expressed as a percentage) of such Bank's Commitments at such time to the aggregate Commitments at such time or (b) if the Commitments have been terminated, the ratio (expressed as a percentage) of such Bank's aggregate outstanding Advances and Letter of Credit Exposure at such time to the aggregate outstanding Advances and Letter of Credit Exposure of all the Banks at such time.

        "Reference Rate" means a fluctuating interest rate per annum as shall be in effect from time to time equal to the rate of interest publicly announced by Union Bank of California, N.A., as its reference rate, whether or not the Borrower has notice thereof.

        "Reference Rate Advances" means an Advance which bears interest as provided in Section 2.07(a).

        "Register" has the meaning set forth in paragraph (c) of Section 9.06.

        "Regulations D, T, U and X" means Regulations D, T, U and X of the Federal Reserve Board, as the same are from time-to-time in effect, and all official rulings and interpretations thereunder or thereof.

        "Reimbursement Obligations" means all of the obligations of the Borrower and the Guarantors to reimburse the Issuing Bank for amounts paid by the Issuing Bank under Letters of Credit as established by the Letter of Credit Applications and Section 2.13(d).

        "Reorganization" has the meaning set forth in the recitals to this Agreement.

        "Reorganization Documents" means [specify principal documents] executed on or before the Effective Date with respect to the Reorganization.

        "Responsible Officer" means the Chief Executive Officer, President, Chief Financial Officer, any Senior Vice President, any Vice President, Treasurer or Assistant Treasurer of the General Partner.

        "Revolver A Advance" means any advance by a Bank to the Borrower as part of a Revolver A Borrowing and refers to a Reference Rate Advance or a Eurodollar Rate Advance.

        "Revolver A Borrowing" means a borrowing consisting of simultaneous Revolver A Advances of the same Type made by each Bank pursuant to Section 2.01(a), continued by each Bank pursuant to Section 2.02(b), or Converted by each Bank to Revolver A Advances of a different Type pursuant to Section 2.02(b).

        "Revolver A Commitment" means, for any Bank, the amount set opposite such Bank's name on Schedule 1 as its Revolver A Commitment, or if such Bank has entered into any Assignment and Acceptance, as set forth for such Bank as its Revolver A Commitment in the Register maintained by the Administrative Agent pursuant to Section 9.06(c), as such amount may be reduced or terminated pursuant to Section 2.03 or Article VII.

        "Revolver A Note" means a promissory note of the Borrower payable to the order of any Bank, in substantially the form of the attached Exhibit A-1, evidencing indebtedness of the Borrower to such Bank resulting from Revolver A Advances owing to such Bank.

        "Revolver A Share" means, at any time with respect to any Bank with a Revolver A Commitment, either (a) the ratio (expressed as a percentage) of such Bank's Revolver A Commitment at such time to the aggregate Revolver A Commitments at such time or (b) if such Bank's Revolver A Commitment has been terminated, the ratio (expressed as a percentage) of such Bank's aggregate outstanding Revolver A Advances at such time to the aggregate's outstanding Revolver A Advances of all the Banks at such time.

        "Revolver A Termination Date" means the earlier of (a) April 30, 2004, and (b) the acceleration of the maturity of the Advances and the termination of the Banks' obligations to provide Revolver A Advances pursuant to Article VII.

        "Revolver B Advance" means any advance by a Bank to the Borrower as part of a Revolver B Borrowing.

        "Revolver B Borrowing" means a borrowing consisting of simultaneous Revolver B Advances of the same Type made by each Bank pursuant to Section 2.01(b), continued by each Bank pursuant to Section 2.02(b), or Converted by each Bank to Revolver B Advances of a different Type pursuant to Section 2.02(b).

        "Revolver B Commitment" means, for each Bank, the amount set opposite such Bank's name on Schedule 1 as its Revolver B Commitment, or if such Bank has entered into any Assignment and Acceptance, as set forth for such Bank as its Revolver B Commitment in the Register maintained by the Administrative Agent pursuant to Section 9.06(c), as such amount may be reduced or terminated pursuant to Section 2.03 or Article VII.

        "Revolver B Note" means a promissory note of the Borrower payable to the order of any Bank in substantially the form of the attached Exhibit A-2, evidencing indebtedness of the Borrower to such Bank resulting from any Revolver B Advance to such Bank.

        "Revolver B Share" means, at any time with respect to any Bank with a Revolver B Commitment, either (a) the ratio (expressed as a percentage) of such Bank's Revolver B Commitment at such time to the aggregate Revolver B Commitments at such time or (b) if such Bank's Revolver B Commitment has been terminated, the ratio (expressed as a percentage) of such Bank's aggregate outstanding Revolver B Advances and Letter of Credit Exposure at such time to the aggregate's outstanding Revolver B Advances and Letter of Credit Exposure of all the Banks at such time.

        "Revolver B Termination Date" means the earlier of (a) April 30, 2004, and (b) the acceleration of the maturity of the Advances and the termination of the Banks' obligations to provide Revolver B Advances pursuant to Article VII.

        "S&P" means Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc.

        "Security Agreements" means, collectively, the Borrower Security Agreement and the Guarantor Security Agreements.

        "Security Documents" means, collectively, (a) the Pledge Agreements, (b) the Security Agreements, (c) the Mortgages, (d) each other agreement, instrument or document executed at any time in connection with the Pledge Agreement, the Security Agreements or the Mortgages, and (e) each other agreement, instrument or document executed at any time in connection with securing the Obligations.

        "Single Employer Plan" means a single employer plan, as defined in Section 4001(a)(15) of ERISA and subject to Title IV thereof, that (a) is maintained by the Borrower or an ERISA Affiliate and no Person other than the Borrower and its ERISA Affiliates or (b) was so maintained previously, but is not currently maintained by the Borrower or its ERISA Affiliates, and in respect of which the Borrower or an ERISA Affiliate would still have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

        "Subsidiary" of a Person means any corporation or other entity of which more than 50% of the outstanding capital stock or other equity ownership interests having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at such time capital stock of any other class or classes or other equity ownership interests of such corporation shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned by such Person, by such Person and one or more Subsidiaries of such Person or by one or more Subsidiaries of such Person.

        "Syndication Agent" means Fleet National Bank.

        "Type" has the meaning set forth in Section 1.04.

        Section 1.02.    Computation of Time Periods.    In the Credit Documents in the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each mean "to but excluding".

        Section 1.03.    Accounting Terms; Changes in GAAP.

        (a)  All accounting terms not specifically defined in this Agreement shall be construed in accordance with GAAP applied on a consistent basis with those applied in the preparation of the Financial Statements.

        (b)  Unless otherwise indicated, all financial statements of the Borrower and its Subsidiaries, all calculations for compliance with covenants in this Agreement and all calculations of any amounts to be calculated under the definitions in Section 1.01 shall be based upon the consolidated accounts of the Borrower and its Subsidiaries in accordance with GAAP and consistent with the principles applied in preparing the Financial Statements. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Credit Document, and either the Borrower or Majority Banks shall so request, Majority Banks and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP, provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

        Section 1.04.    Types and Classes of Advances and Borrowings.    Advances are distinguished by "Type." The "Type" of an Advance refers to the determination whether such Advance is a Eurodollar Rate Advance or Reference Rate Advance. Borrowings and Advances are also distinguished by "Class." The "Class" of a Borrowing or an Advance refers to the determination whether such Borrowing or Advance is a Revolver A Borrowing or a Revolver B Borrowing or a Revolver A Advance or a Revolver B Advance, as applicable.

        Section 1.05.    Miscellaneous.    Article, Section, Schedule and Exhibit references are to Articles and Sections of and Schedules and Exhibits to this Agreement, unless otherwise specified.

ARTICLE II
CREDIT FACILITIES

        Section 2.01.    Making the Advances.

        (a)  Revolver A Advances.    Each Bank severally agrees, on the terms and conditions set forth in this Agreement, to make Revolver A Advances to the Borrower from time to time on any Business Day during the period from the date of this Agreement until the Revolver A Termination Date in an aggregate outstanding amount up to but not to exceed at any time outstanding its Revolver A Commitment, as such amount may be reduced pursuant to Section 2.03, 7.02, and 7.03; provided, however that the aggregate outstanding principal amount of all Revolver A Advances shall not at any time exceed the aggregate Revolver A Commitments.

        (b)  Revolver B Advances.    Each Bank severally agrees, on the terms and conditions set forth in this Agreement, to make Revolver B Advances to the Borrower from time to time on any Business Day during the period from the date of this Agreement until the Revolver B Termination Date in an aggregate outstanding amount up to but not to exceed at any time outstanding (i) the lesser of (A) its Revolver B Commitment, as such amount may be reduced pursuant to Section 2.03, 7.02, and 7.03 or (B) its Revolver B Share of the Borrowing Base less (ii) such Bank's Revolver B Share of the Letter of Credit Exposure at such time; provided, however that the aggregate outstanding principal amount of all Revolver B Advances plus the Letter of Credit Exposure shall not at any time exceed the lesser of (A) the aggregate Revolver B Commitments and (B) the Borrowing Base; and provided further, however that the aggregate outstanding principal amount of all Revolver B Advances shall not at any time exceed $5,000,000.

        (c)  Generally. Each Borrowing shall, in the case of Borrowings consisting of Reference Rate Advances, be in an aggregate amount not less than $500,000 and in integral multiples of $100,000 in excess thereof, and in the case of Borrowings consisting of Eurodollar Rate Advances, be in an aggregate amount not less than $1,000,000 or in integral multiples of $500,000 in excess thereof, and in each case shall consist of Advances of the same Type made on the same day by the Banks ratably according to their respective Commitments. Within the limits of each Bank's Commitment, and subject to the terms of this Agreement, the Borrower may from time to time borrow, prepay, and reborrow Advances.

        (d)  Notes.    The indebtedness of the Borrower to each Bank resulting from the Revolver A Advances owing to such Bank shall be evidenced by a Revolver A Note of the Borrower payable to the order of such Bank. The indebtedness of the Borrower to each Bank resulting from the Revolver B Advances owing to such Bank shall be evidenced by a Revolver B Note of the Borrower payable to the order of such Bank.

        Section 2.02.    Method of Borrowing.

        (a)  Notice. Each Borrowing shall be made pursuant to a Notice of Borrowing (or by telephone notice promptly confirmed in writing by a Notice of Borrowing), given not later than 11:00 a.m. (Los Angeles, California time) (i) on the third Business Day before the date of the proposed Borrowing, in the case of a Eurodollar Rate Borrowing or (ii) on the Business Day of the proposed Borrowing, in the case of a Reference Rate Borrowing, by the Borrower to the Administrative Agent, which shall in turn give to each Bank prompt notice of such proposed Borrowing by telecopier or telex. Each Notice of Borrowing shall be given by telecopier or telex, confirmed immediately in writing, or other written notice specifying the information required therein. In the case of a proposed Borrowing comprised of Eurodollar Rate Advances, the Administrative Agent shall promptly notify each Bank of the applicable interest rate under Section 2.07(b). Each Bank shall, before 11:00 a.m. (Los Angeles, California time) on the date of such Borrowing, make available for the account of its Applicable Lending Office to the Administrative Agent at its address referred to in Section 9.02, or such other location as the

Administrative Agent may specify by notice to the Banks, in same day funds, (A) in the case of a Revolver A Borrowing, such Bank's Revolver A Share of such Borrowing and (B) in the case of a Revolver B Borrowing, such Bank's Revolver B Share of such Borrowing. After the Administrative Agent's receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Administrative Agent shall make such funds available to the Borrower at its account with the Administrative Agent.

        (b)  Conversions and Continuations.    The Borrower may elect to Convert or continue any Borrowing under this Section 2.02 by delivering an irrevocable Notice of Conversion or Continuation to the Administrative Agent at the Administrative Agent's office no later than 11:00 a.m. (Los Angeles, California time) (i) on the date which is at least three Business Days in advance of the proposed Conversion or continuation date in the case of a Conversion to or a continuation of a Borrowing comprised of Eurodollar Rate Advances and (ii) on the Business Day of the proposed conversion date in the case of a Conversion to Borrowing comprised of Reference Rate Advance. Each such Notice of Conversion or Continuation shall be in writing or by telex or telecopier, confirmed immediately in writing, or other written notice specifying the information required therein. Promptly after receipt of a Notice of Conversion or Continuation under this Section, the Administrative Agent shall provide each Bank with a copy thereof and, in the case of a Conversion to or a Continuation of a Borrowing comprised of Eurodollar Rate Advances, notify each Bank of the applicable interest rate under Section 2.07(b). No such Conversion or continuation shall be deemed the making of a new Advance for purposes of this Agreement, including without limitation Article III.

        (c)  Certain Limitations.    Notwithstanding anything in paragraphs (a) and (b) above:

            (i)  at no time shall there be more than four Interest Periods applicable to outstanding Eurodollar Rate Advances and the Borrower may not select Eurodollar Rate Advances for any Borrowing at any time that a Default has occurred and is continuing;

          (ii)  if any Bank shall at least one Business Day before the date of any requested Borrowing, Conversion or continuation, notify the Administrative Agent that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or that any central bank or other Governmental Person asserts that it is unlawful, for such Bank or its Eurodollar Lending Office to perform its obligations under this Agreement to make Eurodollar Rate Advances or to fund or maintain Eurodollar Rate Advances, the right of the Borrower to select Eurodollar Rate Advances from such Bank shall be suspended until such Bank shall notify the Administrative Agent that the circumstances causing such suspension no longer exist, and the Advance made by such Bank in respect of such Borrowing, Conversion or continuation shall be a Reference Rate Advance;

          (iii)  if the Administrative Agent is unable to determine in good faith the Eurodollar Rate for Eurodollar Rate Advances comprising any requested Borrowing, the right of the Borrower to select Eurodollar Rate Advances for such Borrowing or for any subsequent Borrowing shall be suspended until the Administrative Agent shall notify the Borrower and the Banks that the circumstances causing such suspension no longer exist, and each Advance comprising such Borrowing shall be a Reference Rate Advance;

          (iv)  if the Majority Banks shall, at least one Business Day before the date of any requested Borrowing, notify the Administrative Agent that the Eurodollar Rate for Eurodollar Rate Advances comprising such Borrowing will not adequately reflect the cost to such Banks of making or funding their respective Eurodollar Rate Advances, as the case may be, for such Borrowing, the right of the Borrower to select Eurodollar Rate Advances for such Borrowing or for any subsequent Borrowing shall be suspended until the Administrative Agent shall notify the Borrower and the Banks that the circumstances causing such suspension no longer exist, and each Advance comprising such Borrowing shall be a Reference Rate Advance; and

          (v)  if the Borrower shall fail to select the duration or continuation of any Interest Period for any Eurodollar Rate Advances in accordance with the provisions contained in the definition of "Interest Period" in Section 1.01 and paragraph (b) above, the Administrative Agent shall so notify the Borrower and the Banks and such Advances shall be made available to the Borrower on the date of such Borrowing as Reference Rate Advances or, if an existing Advance, Converted into Reference Rate Advances.

        (d)  Notices Irrevocable.    Each Notice of Borrowing and Notice of Conversion or Continuation, once delivered, shall be irrevocable and binding on the Borrower. In the case of any Borrowing which the related Notice of Borrowing specifies is to be comprised of Eurodollar Rate Advances, the Borrower shall indemnify each Bank against any loss, out-of-pocket cost or expense incurred by such Bank as a result of any failure by the Borrower to fulfill on or before the date specified in such Notice of Borrowing, the applicable conditions set forth in Article III, including, without limitation, any loss (including any loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Bank to fund the Advance to be made by such Bank as part of such Borrowing when such Advance, as a result of such failure, is not made on such date.

        (e)  Administrative Agent Reliance.    Unless the Administrative Agent shall have received notice from a Bank before the date of any Borrowing that such Bank shall not make available to the Administrative Agent such Bank's Revolver A Share of the Revolver A Borrowing or such Bank's Revolver B Share of a Revolver B Borrowing, the Administrative Agent may assume that such Bank has made its Revolver A Share or Revolver B Share, as the case may be, of such Borrowing available to the Administrative Agent on the date of such Borrowing in accordance with paragraph (a) of this Section 2.02 and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Bank shall not have so made its Revolver A Share or Revolver B Share, as the case may be, of such Borrowing available to the Administrative Agent, such Bank and the Borrower severally agree to immediately repay to the Administrative Agent on demand such corresponding amount, together with interest on such amount, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, at (i) in the case of the Borrower, the interest rate applicable on such day to Advances comprising such Borrowing and (ii) in the case of such Bank, the Federal Funds Rate for such day. If such Bank shall repay to the Administrative Agent such corresponding amount and interest as provided above, such corresponding amount so repaid shall constitute such Bank's Advance as part of such Borrowing for purposes of this Agreement even though not made on the same day as the other Advances comprising such Borrowing.

        (f)    Bank Obligations Several.    The failure of any Bank to make the Advance to be made by it as part of any Borrowing shall not relieve any other Bank of its obligation, if any, to make its Advance on the date of such Borrowing. No Bank shall be responsible for the failure of any other Bank to make the Advance to be made by such other Bank on the date of any Borrowing.

        Section 2.03.    Reduction of the Revolver A Commitments.

        (a)  The Borrower shall have the right, upon at least three Business Days' irrevocable notice to the Administrative Agent, to terminate in whole or reduce ratably in part the unused portion of the Revolver A Commitments or the Revolver B Commitments; provided that each partial reduction shall be in the aggregate amount of $1,000,000 or an integral multiple of $500,000.

        (b)  Any reduction and termination of the Commitments pursuant to this Section 2.03 shall be applied ratably to each Bank's Commitment and shall be permanent, with no obligation of the Banks to reinstate such Commitments and the commitment fees provided for in Section 2.06(a) shall thereafter be computed on the basis of the Commitments, as so reduced.

        Section 2.04.    Prepayment of Advances.

        (a)  Optional. The Borrower may prepay all Advances at any time, without premium or penalty, after giving by 11:00 a.m. (Los Angeles, California time) (i) in the case of Eurodollar Rate Advances, at least three Business Days' or (ii) in case of Reference Rate Advances, at least one Business Day's, irrevocable prior written notice to the Administrative Agent stating the proposed date and aggregate principal amount of such prepayment. If any such notice is given, the Borrower shall prepay Advances comprising part of the same Borrowing in whole or ratably in part in an aggregate principal amount equal to the amount specified in such notice, together with accrued interest to the date of such prepayment on the principal amount prepaid and amounts, if any, required to be paid pursuant to Section 2.10 as a result of such prepayment being made on such date; provided, however, that each partial prepayment with respect to: (A) any Borrowing comprised of Reference Rate Advances shall be made in an initial minimum aggregate principal amount of $500,000 and thereafter in $100,000 multiples and in an aggregate principal amount such that after giving effect thereto such Borrowing shall have a principal amount outstanding of at least $500,000 and (B) any Borrowing comprised of Eurodollar Rate Advances shall be made in an initial minimum aggregate principal amount of $1,000,000 and thereafter in $500,000 multiples and in an aggregate principal amount such that after giving effect thereto such Borrowing shall have a principal amount outstanding of at least $1,000,000. Full prepayments of any Borrowing are permitted without restriction of amounts. Each prepayment under this Section 2.04(a) shall be allocated between the Advances as determined by the Borrower.

        (b)  Mandatory.

            (i)  Borrowing Base Deficiency. If the aggregate outstanding amount of Revolver B Advances plus the Letter of Credit Exposure ever exceeds the Borrowing Base, the Borrower shall, after receipt of written notice from the Administrative Agent, prepay Revolver B Advances or, if the Revolver B Advances have been repaid in full, make deposits into the Cash Collateral Account to provide cash collateral for the Letter of Credit Exposure, such that the Borrowing Base deficiency is cured within 10 days after the date such notice is received.

          (ii)  Reduction of Commitments. On the date of each reduction of the aggregate Revolver A Commitments pursuant to Section 2.03, the Borrower agrees to make a prepayment in respect of the outstanding amount of the Revolver A Advances to the extent, if any, that the aggregate unpaid principal amount of all Revolver A Advances exceeds the Revolver A Commitments. On the date of each reduction of the aggregate Revolver B Commitments pursuant to Section 2.03, the Borrower agrees to make a prepayment in respect of the outstanding amount of the Revolver B Advances to the extent, if any, that the aggregate unpaid principal amount of all Revolver B Advances plus the Letter of Credit Exposure exceeds the lesser of (i) the Revolver B Commitments and (ii) the Borrowing Base.

          (iii)  Clean-Up of Revolver B Advances. During each calendar year there shall be a period of at least fifteen consecutive days during which no Revolver B Advances shall be made or shall be outstanding.

          (iv)  Accrued Interest. Each prepayment under this Section 2.04(b) shall be accompanied by accrued interest on the amount prepaid to the date of such prepayment and amounts, if any, required to be paid pursuant to Section 2.10 as a result of such prepayment.

        (c)  Illegality. If any Bank shall notify the Administrative Agent and the Borrower that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or that any central bank or other Governmental Person asserts that it is unlawful for such Bank or its Eurodollar Lending Office to perform its obligations under this Agreement to maintain any Eurodollar Rate Advances of such Bank then outstanding hereunder, (i) the Borrower shall, no later than 11:00 a.m. (Los Angeles, California, time) (A) if not prohibited by law, on the last day of the Interest

Period for each outstanding Eurodollar Rate Advance made by such Bank or (B) if required by such notice, on the second Business Day following its receipt of such notice prepay all of the Eurodollar Rate Advances made by such Bank then outstanding, together with accrued interest on the principal amount prepaid to the date of such prepayment and amounts, if any, required to be paid pursuant to Section 2.10 as a result of such prepayment being made on such date, (ii) such Bank shall simultaneously make a Reference Rate Advance to the Borrower on such date in an amount equal to the aggregate principal amount of the Eurodollar Rate Advances prepaid to such Bank, and (iii) the right of the Borrower to select Eurodollar Rate Advances from such Bank for any subsequent Borrowing shall be suspended until such Bank shall notify the Administrative Agent that the circumstances causing such suspension no longer exist; provided, that such Bank agrees to use reasonable efforts to designate a different Applicable Lending Office if the making of such designation would avoid such payment, and would not, in its reasonable judgment, be otherwise disadvantageous to such Bank.

        (d)  No Additional Right; Ratable Prepayment. The Borrower shall have no right to prepay any principal amount of any Advance except as provided in this Section 2.04, and all notices given pursuant to this Section 2.04 shall be irrevocable and binding upon the Borrower. Each payment of any Advance pursuant to this Section 2.04 shall be made in a manner such that all Advances comprising part of the same Borrowing are paid in whole or ratably in part.

        Section 2.05.    Repayment of Advances.

        (a)  Revolver A Advances. The Borrower shall repay the outstanding principal amount of the Revolver A Advances outstanding on the Revolver A Termination Date in (i) equal quarterly installments each in an amount equal to 1/20th of the outstanding principal amount of the Revolver A Advances outstanding on the Revolver A Termination Date on the last day of each April, July, October and January beginning on the first such day occurring after the Revolver A Commitment Termination Date and continuing thereafter until the last day of April, July, October and January preceding the Final Maturity Date and (ii) one final payment of the remaining outstanding principal balance on the Final Maturity Date.

        (b)  Revolver B Advances. The Borrower shall repay the outstanding principal amount of the Revolver B Advances on the Revolver B Termination Date.

        Section 2.06.    Fees.

        (a)  Commitment Fees.

            (i)  The Borrower agrees to pay to the Administrative Agent for the account of each Bank a commitment fee on the average daily amount by which such Bank's Revolver A Commitment exceeds such Bank's outstanding Revolver A Advances, at the Applicable Margin for commitment fees from the date of this Agreement until the Revolver A Termination Date. The commitment fees shall be due and payable quarterly in arrears on the last day of each March, June, September and December prior to the Revolver A Termination Date and on the Revolver A Termination Date.

          (ii)  The Borrower agrees to pay to the Administrative Agent for the account of each Bank a commitment fee on the average daily amount by which such Bank's Revolver B Commitment exceeds the sum of (A) such Bank's outstanding Revolver B Advances and (B) such Bank's Revolver B Share of the Letter of Credit Exposure, at the Applicable Margin for commitment fees from the date of this Agreement until the Revolver B Termination Date. The commitment fees shall be due and payable quarterly in arrears on the last day of each March, June, September and December prior to the Revolver B Termination Date and on the Revolver B Termination Date.

        (b)  Administrative Agent Fees. The Borrower agrees to pay to the Administrative Agent for the benefit of the Administrative Agent the fees described in the letter dated November    , 2002 from the Administrative Agent to the Borrower (the "Administrative Agent's Fee Letter").

        (c)  Letter of Credit Fees. The Borrower agrees to pay to (i) the Administrative Agent for the pro rata benefit of the Banks a fee per annum for each Letter of Credit issued hereunder equal to the Applicable Margin for letter of credit fees on the aggregate amount available for drawing from time to time under the outstanding Letters of Credit and (ii) to the Issuing Bank a facing fee for each Letter of Credit of .125% per annum of the face amount of such Letter of Credit. Each such fee shall be payable quarterly in arrears on the last day of each March, June, September and December prior to the Revolving B Termination Date and on the Revolver B Termination Date (or, if later, the date on which all outstanding Letters of Credit have expired).

        (d)  Commitment Increase Fees. The Borrower agrees to pay to the Administrative Agent for the ratable benefit of the Banks a fee equal to .50% of the amount of any increase to either Commitment after the Effective Date on the date such increase is effective.

        Section 2.07.    Interest.    The Borrower shall pay interest on the unpaid principal amount of each Advance made by each Bank from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:

        (a)  Reference Rate Advances. If such Advance is a Reference Rate Advance, a rate per annum equal at all times to the Adjusted Reference Rate in effect from time to time plus the Applicable Margin in effect from time to time, payable in arrears on the last day of each March, June, September and December and on the date such Reference Rate Advance shall be paid in full, provided that upon the occurrence and during the continuance of any Event of Default, such Advance shall bear interest at a rate per annum equal at all times to the Adjusted Reference Rate in effect from time to time plus the Applicable Margin plus 3.00% per annum, payable on demand.

        (b)  Eurodollar Rate Advances. If such Advance is a Eurodollar Rate Advance, a rate per annum equal at all times during the Interest Period for such Advance to the Eurodollar Rate for such Interest Period plus the Applicable Margin in effect from time to time, payable on the last day of such Interest Period, and, in the case of six-month Interest Periods, on the day which occurs during such Interest Period three months from the first day of such Interest Period, provided that upon the occurrence and during the continuance of any Event of Default, such Advance shall bear interest at a rate per annum equal at all times to the Adjusted Reference Rate in effect from time to time plus the Applicable Margin plus 3.00% per annum, payable on demand.

        (c)  Additional Interest on Eurodollar Rate Advances. The Borrower shall pay to each Bank, so long as any such Bank shall be required under regulations of the Federal Reserve Board to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency Liabilities, additional interest on the unpaid principal amount of each Eurodollar Rate Advance of such Bank, from the effective date of such Advance until such principal amount is paid in full, at an interest rate per annum equal at all times to the remainder obtained by subtracting (i) the Eurodollar Rate for the Interest Period for such Advance from (ii) the rate obtained by dividing such Eurodollar Rate by a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage of such Bank for such Interest Period, payable on each date on which interest is payable on such Advance. Such additional interest payable to any Bank shall be determined by such Bank and notified to the Borrower through the Administrative Agent (such notice to include the calculation of such additional interest, which calculation shall be conclusive in the absence of manifest error).

        (d)  Usury Recapture.

            (i)  If, with respect to any Bank, the effective rate of interest contracted for under the Credit Documents, including the stated rates of interest and fees contracted for hereunder and any other amounts contracted for under the Credit Documents which are deemed to be interest, at any time exceeds the Maximum Rate, then the outstanding principal amount of the loans made by such Bank hereunder shall bear interest at a rate which would make the effective rate of interest for such Bank under the Credit Documents equal the Maximum Rate until the difference between the amounts which would have been due at the stated rates and the amounts which were due at the Maximum Rate (the "Lost Interest") has been recaptured by such Bank.

          (ii)  If, when the loans made hereunder are repaid in full, the Lost Interest has not been fully recaptured by such Bank pursuant to the preceding paragraph, then, to the extent permitted by law, for the loans made hereunder by such Bank the interest rates charged under Section 2.07 hereunder shall be retroactively increased such that the effective rate of interest under the Credit Documents was at the Maximum Rate since the effectiveness of this Agreement to the extent necessary to recapture the Lost Interest not recaptured pursuant to the preceding sentence and, to the extent allowed by law, the Borrower shall pay to such Bank the amount of the Lost Interest remaining to be recaptured by such Bank.

          (iii)  Notwithstanding the foregoing or any other term in this Agreement and the Credit Documents to the contrary, it is the intention of each Bank and the Borrower to conform strictly to any applicable usury laws. Accordingly, if any Bank contracts for, charges, or receives any consideration which constitutes interest in excess of the Maximum Rate, then any such excess shall be canceled automatically and, if previously paid, shall at such Bank's option be applied to the outstanding amount of the loans made hereunder by such Bank or be refunded to the Borrower.

        Section 2.08.    Payments and Computations.

        (a)  Payment Procedures. The Borrower shall make each payment under this Agreement and under the Notes not later than 11:00 a.m. (Los Angeles, California, time) on the day when due in Dollars to the Administrative Agent at 445 S. Figueroa Street, Los Angeles, California 90071 (or such other location as the Administrative Agent shall designate in writing to the Borrower), in same day funds and shall send notice of such payments to the Administrative Agent at 500 N. Akard, Suite 4200, Dallas, Texas 75201. The Administrative Agent shall promptly thereafter cause to be distributed like funds relating to the payment of principal, interest or fees ratably (other than amounts payable solely to the Administrative Agent, the Issuing Bank or a specific Bank pursuant to Section 2.06(b), 2.06(c), 2.10, 2.11, 2.12, 2.13 8.05, 9.04 or 9.07) (i) before the occurrence of a Default or Event of Default, (A) in the case of payments in respect of Revolver A Advances, in accordance with each Bank's Revolver A Share and (B) in the case of payments in respect of Revolver B Advances and Letters of Credit, in accordance with each Bank's Revolver B Share and (ii) after the occurrence of a Default or an Event of Default, in accordance with each Bank's Pro Rata Share to the Banks for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Bank or the Issuing Bank to such Bank for the account of its Applicable Lending Office, in each case to be allocated between the Types of Advances and applied in the manner determined by the Administrative Agent in its sole discretion.

        (b)  Computations. All computations of interest based on the Reference Rate and of fees shall be made by the Administrative Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the Eurodollar Rate and the Federal Funds Rate shall be made by the Administrative Agent, on the basis of a year of 360 days, in each case for the actual number of days (including the first day, but excluding the last day) occurring in the period for which such interest or fees are payable. Each determination by the Administrative Agent of an interest rate or fee shall be conclusive and binding for all purposes, absent manifest error.

        (c)  Non-Business Day Payments. Whenever any payment shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fees, as the case may be; provided, however, that if such extension would cause payment of interest on or principal of Eurodollar Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

        (d)  Administrative Agent Reliance. Unless the Administrative Agent shall have received written notice from the Borrower prior to the date on which any payment is due to the Banks that the Borrower shall not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Bank on such date an amount equal to the amount then due such Bank. If and to the extent the Borrower shall not have so made such payment in full to the Administrative Agent, each Bank shall repay to the Administrative Agent forthwith on demand such amount distributed to such bank, together with interest, for each day from the date such amount is distributed to such bank until the date such Bank repays such amount to the Administrative Agent, at the Federal Funds Rate for such day.

        Section 2.09.    Sharing of Payments, Etc.    If any Bank shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Advances or Letter of Credit Obligations made by it in excess of its Pro Rata Share, Revolver A Share, or Revolver B Share, as applicable, of payments on account of the Advances or Letter of Credit Obligations obtained by all the Banks, such Bank shall notify the Administrative Agent and forthwith purchase from the other Banks such participations in the Advances made by them or Letter of Credit Obligations held by them as shall be necessary to cause such purchasing Bank to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Bank, such purchase from each Bank shall be rescinded and such Bank shall repay to the purchasing Bank the purchase price to the extent of such Bank's ratable share (according to the proportion of (a) the amount of the participation sold by such Bank to the purchasing Bank as a result of such excess payment to (b) the total amount of such excess payment) of such recovery, together with an amount equal to such Bank's ratable share (according to the proportion of (i) the amount of such Bank's required repayment to the purchasing Bank to (ii) the total amount of all such required repayments to the purchasing Bank) of any interest or other amount paid or payable by the purchasing Bank in respect of the total amount so recovered. The Borrower agrees that any Bank so purchasing a participation from another Bank pursuant to this Section 2.09 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Bank were the direct creditor of the Borrower in the amount of such participation.

        Section 2.10.    Breakage Costs.    If (a) any payment of principal of any Eurodollar Rate Advance is made other than on the last day of the Interest Period for such Advance, whether as a result of any payment pursuant to Section 2.04, the acceleration of the maturity of the Notes pursuant to Article VII, or for any other reason or (b) the Borrower fails to make a principal or interest payment with respect to any Eurodollar Rate Advance on the date such payment is due and payable, the Borrower shall, within 10 days of any written demand sent by any Bank to the Borrower through the Administrative Agent (which demand shall provide a statement explaining the amount and setting forth the computation of any such loss or expense), pay to the Administrative Agent for the account of such Bank any amounts required to compensate such Bank for any additional losses, out-of-pocket costs or expenses which it may reasonably incur as a result of such payment or nonpayment, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Bank to fund or maintain such Advance.

        Section 2.11.    Increased Costs.

        (a)  Eurodollar Rate Advances. If, due to either (i) the introduction of or any change (other than any change by way of imposition or increase of reserve requirements included in the Eurodollar Rate Reserve Percentage) in or in the interpretation of any law or regulation occurring on or after the date of this Agreement or (ii) the compliance with any guideline or request from any central bank or other Governmental Person (whether or not having the force of law), there shall be any increase occurring on or after the date of this Agreement in the cost to any Bank of agreeing to make or making, funding or maintaining Eurodollar Rate Advances, then the Borrower shall from time-to-time, upon demand by such Bank (with a copy of such demand to the Administrative Agent), immediately pay to the Administrative Agent for the account of such Bank additional amounts sufficient to compensate such Bank for such increased cost; provided, that, before making any such demand, such Bank agrees to promptly notify the Borrower and to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Applicable Lending Office if the making of such a designation would avoid the need for, or reduce the amount of, such increased cost and would not, in its reasonable judgment, be otherwise disadvantageous. A certificate as to the amount of such increased cost and detailing the calculation of such cost submitted to the Borrower and the Administrative Agent by such Bank shall be conclusive and binding for all purposes, absent manifest error.

        (b)  Capital Adequacy. If any Bank or the Issuing Bank reasonably determines that its required compliance with any law or regulation or any guideline or request from any central bank or other Governmental Person (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by such Bank or the Issuing Bank or any corporation controlling such Bank or the Issuing Bank and that the amount of the capital is increased by or based upon the existence of such Bank's commitment to lend or the Issuing Bank's commitment to issue the Letters of Credit and other commitments of this type, then, upon 30 days' prior written notice by such Bank or the Issuing Bank (with a copy of any such demand to the Administrative Agent), the Borrower shall immediately pay to the Administrative Agent for the account of such Bank or the Issuing Bank, as the case may be, from time-to-time as specified by such Bank or the Issuing Bank, additional amounts sufficient to compensate such Bank or the Issuing Bank, in light of the circumstances, to the extent that such Bank or the Issuing Bank, as the case may be, reasonably determines the increase in capital to be allocable to the existence of such Bank's commitment to lend or the Issuing Bank's commitment to issue the Letters of Credit under this Agreement. A certificate as to the amounts showing in reasonable detail the calculation of the amounts submitted to the Borrower by such Bank or the Issuing Bank shall be presumptively correct, absent manifest error.

        (c)  Letters of Credit. If any change in any law or regulation or in the interpretation thereof by any court or administrative or Governmental Person charged with the administration thereof shall either (i) impose, modify, or deem applicable any reserve, special deposit, or similar requirement against letters of credit issued by, or assets held by, or deposits in or for the account of, the Issuing Bank or (ii) impose on the Issuing Bank any other condition regarding the provisions of this Agreement relating to the Letters of Credit or any Letter of Credit Obligations, and the result of any event referred to in the preceding clause (i) or (ii) shall be to increase the cost to the Issuing Bank of issuing or maintaining any Letter of Credit (which increase in cost shall be determined by the Issuing Bank's reasonable allocation of the aggregate of such cost increases resulting from such event), then, upon demand by the Issuing Bank, the Borrower shall pay to the Administrative Agent for the account of the Issuing Bank, from time to time as specified by the Issuing Bank, additional amounts which shall be sufficient to compensate the Issuing Bank for such increased cost. A certificate as to such increased cost incurred by the Issuing Bank, as a result of any event mentioned in clause (i) or (ii) above, and detailing the calculation of such increased costs submitted by the Issuing Bank to the Borrower, shall be conclusive and binding for all purposes, absent manifest error.

        Section 2.12.    Taxes.

        (a)  No Deduction for Certain Taxes. Any and all payments by the Borrower shall be made, in accordance with Section 2.08, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Bank, the Issuing Bank and the Administrative Agent, taxes imposed on its income, and franchise taxes imposed on it, by the jurisdiction under the laws of which such Bank, the Issuing Bank or the Administrative Agent (as the case may be) is organized or any political subdivision of the jurisdiction (all such income and franchise taxes collectively referred to as "Excluded Taxes", and all such taxes, levies, imposts, deductions, charges, withholdings and liabilities, other than the Excluded Taxes being hereinafter referred to as "Taxes"). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable to any Bank, the Issuing Bank or the Administrative Agent, (i) the sum payable shall be increased as may be necessary so that, after making all required deductions (including deductions applicable to additional sums payable under this Section 2.12), such Bank, the Issuing Bank or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made; (ii) the Borrower shall make such deductions; and (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law. In addition, the Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made or from the execution, delivery or registration of, or otherwise with respect to, this Agreement, the Notes, or the other Credit Documents (hereinafter referred to as "Other Taxes").

        (b)  Indemnification.THE BORROWER HEREBY INDEMNIFIES EACH BANK, THE ISSUING BANK AND THE ADMINISTRATIVE AGENT FOR THE FULL AMOUNT OF TAXES OR OTHER TAXES (INCLUDING, WITHOUT LIMITATION, ANY TAXES OR OTHER TAXES IMPOSED BY ANY JURISDICTION ON AMOUNTS PAYABLE UNDER THIS SECTION 2.12) PAID BY SUCH BANK, THE ISSUING BANK OR THE ADMINISTRATIVE AGENT, AS THE CASE MAY BE, AND ANY LIABILITY ARISING THEREFROM OR WITH RESPECT THERETO. EACH PAYMENT REQUIRED TO BE MADE BY THE BORROWER IN RESPECT OF THIS INDEMNIFICATION SHALL BE MADE TO THE ADMINISTRATIVE AGENT FOR THE BENEFIT OF ANY PARTY CLAIMING SUCH INDEMNIFICATION WITHIN 30 DAYS FROM THE DATE THE BORROWER RECEIVES WRITTEN DEMAND THEREFOR FROM THE ADMINISTRATIVE AGENT ON BEHALF OF ITSELF AS ADMINISTRATIVE AGENT, THE ISSUING BANK OR ANY SUCH BANK.

        (c)  Evidence of Tax Payments. Within 30 days after the date of any payment of Taxes or Other Taxes, the Borrower will furnish to the Administrative Agent upon request thereby, at its address referred to in Section 9.02, the original or a certified copy of a receipt evidencing payment thereof. If no Taxes or Other Taxes are payable in respect of any payment hereunder, the Borrower will furnish to the Administrative Agent, at such address, a certificate from each appropriate taxing authority, or an opinion of counsel acceptable to the Administrative Agent, in either case stating that such payment is exempt from or not subject to Taxes; provided, however, that such certificate or opinion need only be given if (i) the Borrower makes any payment from an account located outside the United States or (ii) the payment is made by a payor that is not a United States Person. For purposes of this Section 2.12 the terms "United States" and "United States Person" shall have the respective meanings set forth in Section 7701 of the Code.

        (d)  Survival. Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 2.12 shall survive the payment in full of principal and interest hereunder.

        (e)  Foreign Bank Withholding Exemption. Each Bank and Issuing Bank that is not incorporated under the laws of the United States of America or a state thereof agrees that it shall deliver to the

Borrower and the Administrative Agent on the date of this Agreement or upon, and as a condition to, the effectiveness of any Assignment and Acceptance (i) two duly completed copies of United States Internal Revenue Service Form W-8BEN or W-8ECI or successor applicable form, as the case may be, certifying in each case that such Bank is entitled to receive payments under this Agreement and the Notes payable to it, without deduction or withholding of any United States federal income taxes, (ii) if applicable, an Internal Revenue Service Form W-8 or W-9 or successor applicable form, as the case may be, to establish an exemption from United States backup withholding tax, and (iii) any other governmental forms which are necessary or required under an applicable tax treaty or otherwise by law to reduce or eliminate any withholding tax, which have been reasonably requested by the Borrower. Each Bank which delivers to the Borrower and the Administrative Agent a Form W-8BEN or W-8ECI and Form W-8 or W-9 pursuant to the next preceding sentence further undertakes to deliver to the Borrower and the Administrative Agent two further copies of the said letter and Form W-8BEN or W-8ECI and Form W-8 or W-9, or successor applicable forms, or other manner of certification, as the case may be, on or before the date that any such letter or form expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent letter and form previously delivered by it to the Borrower and the Administrative Agent, and such extensions or renewals thereof as may reasonably be requested by the Borrower and the Administrative Agent certifying in the case of a Form W-8BEN or W-8ECI that such Bank is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes. If an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any delivery required by the preceding sentence would otherwise be required which renders all such forms inapplicable or which would prevent any Bank from duly completing and delivering any such letter or form with respect to it and such Bank advises the Borrower and the Administrative Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax, and in the case of a Form W-8 or W-9, establishing an exemption from United States backup withholding tax, such Bank shall not be required to deliver such letter or forms. The Borrower shall withhold tax at the rate and in the manner required by the laws of the United States with respect to payments made to a Bank failing to timely provide the requisite Internal Revenue Service forms.

        (f)    Change of Applicable Lending Office. Any Bank claiming any additional amount payable pursuant to this Section 2.12 shall use its reasonable best efforts (consistent with its internal policy and applicable Governmental Rules) to change the jurisdiction of its lending office if such a change would avoid the need for, or reduce the amount of, any such additional amount that may thereafter accrue and would not, in the reasonable judgment of such Bank, be materially disadvantageous to such Bank.

        (g)  Repayment under Certain Circumstances. Each Bank (and the Administrative Agent with respect to payments to the Administrative Agent for its own account) will (i) take all reasonable actions by all usual means to maintain an exemption, if any, available to it from United States tax withholding (whether available by treaty, by existing administrative waiver or by virtue of the location of such Bank's lending office) and (ii) otherwise cooperate with the Borrower to minimize amounts payable by the Borrower under this Section 2.12; provided, however, that neither any Bank nor the Administrative Agent shall be obligated by reason of this Section 2.12(g) to contest the payment of any Taxes or Other Taxes, to disclose any information regarding its tax affairs or tax computations or to reorder its tax or other affairs. Subject to the foregoing, to the extent that the Borrower pays any amount pursuant to this Section 2.12 and such Bank or the Administrative Agent receives a refund of any or all of such amount, such refund shall be applied to reduce any amounts then due and owing under this Agreement or, to the extent that no amounts are then due and owing under this Agreement, paid over to the Borrower.

        (h)  Exclusions. Notwithstanding anything contained herein to the contrary, the Borrower shall not be required to make any payment to any Bank under this Section 2.12 with respect to any Taxes or Other Taxes that (i) are attributable to such Bank's failure to comply with the requirements of this

Section 2.12, (ii) are United States taxes imposed on amounts payable to such Bank at the time the Bank became a party to this Agreement or (iii) are United States taxes imposed as a result of an event occurring after the date on which such Bank became a Bank, other than a change in any applicable Governmental Rule.

        Section 2.13.    Letters of Credit.

        (a)  Commitment. The parties hereto acknowledge that on and after the Effective Date the Existing Letters of Credit shall be Letters of Credit issued by the Issuing Bank pursuant to this Agreement. From time to time from the Effective Date until the Revolver B Termination Date, at the request of the Borrower, the Issuing Bank shall, on the terms and conditions hereinafter set forth, issue, increase, or extend the expiration date of Letters of Credit for the account of the Borrower or any Guarantor on any Business Day; provided however, that for any Letter of Credit issued for the account of any Guarantor, the Borrower will be joint and severally liable for the reimbursement obligations of such Guarantor under such Letter of Credit as provided in subsection (h) below. No Letter of Credit shall be issued, increased, or extended:

            (i)  unless such issuance, increase, or extension would not cause the Letter of Credit Exposure to exceed the lesser of (A) $25,000,000.00 or (B) the lesser of (1) the Revolver B Commitment less the aggregate outstanding principal amount of all Revolver B Advances and (2) the Borrowing Base less the aggregate outstanding principal amount of all Revolver B Advances;

          (ii)  unless such Letter of Credit has an Expiration Date not later than the earlier of (A) 24 months after the date of issuance thereof (or, if extendable beyond such period, unless such Letter of Credit is cancelable upon at least 30 days' notice given by the Issuing Bank to the beneficiary of such Letter of Credit) and (B) 5 days prior to the Revolver B Termination Date;

          (iii)  unless such Letter of Credit Documents are in form and substance acceptable to the Issuing Bank in its sole discretion;

          (iv)  unless such Letter of Credit is either a commercial letter of credit or a standby letter of credit not supporting the repayment of indebtedness for borrowed money of any Person; and

          (v)  unless the Borrower or such applicable Guarantor has delivered to the Issuing Bank a completed and executed Letter of Credit Application.

        (b)  Participations. On the Effective Date with respect to the Existing Letters of Credit and upon the date of the issuance or increase of a Letter of Credit, the Issuing Bank shall be deemed to have sold to each other Bank and each other Bank shall have been deemed to have purchased from the Issuing Bank a participation in the related Letter of Credit Obligations equal to such Bank's Revolver B Share at such date and such sale and purchase shall otherwise be in accordance with the terms of this Agreement. The Issuing Bank shall promptly notify each such participant Bank by telex, telephone, or telecopy of each Letter of Credit issued, increased, or extended or converted and the actual dollar amount of such Bank's participation in such Letter of Credit.

        (c)  Issuing. Each Letter of Credit shall be issued, increased, or extended pursuant to a Letter of Credit Application (or by telephone notice promptly confirmed in writing by a Letter of Credit Application), given not later than 11:00 a.m. (Los Angeles, California, time) on the fifth Business Day before the date of the proposed issuance, increase, or extension of the Letter of Credit, and the Administrative Agent shall give to each Bank prompt notice of thereof by telex, telephone or telecopy. Each Letter of Credit Application shall be given by telecopier or telex, confirmed immediately in writing, specifying the information required therein. After the Issuing Bank's receipt of such Letter of Credit Application and upon fulfillment of the applicable conditions set forth in Article III, the Issuing Bank shall issue, increase, or extend such Letter of Credit for the account of the Borrower or a

Guarantor. Each Letter of Credit Application shall be irrevocable and binding on the Borrower or such applicable Guarantor.

        (d)  Reimbursement. The Borrower or such applicable Guarantor hereby agrees to pay on demand to the Issuing Bank an amount equal to any amount paid by the Issuing Bank under any Letter of Credit. In the event the Issuing Bank makes a payment pursuant to a request for draw presented under a Letter of Credit and such payment is not promptly reimbursed by the Borrower or such Guarantor upon demand, the Issuing Bank shall give the Administrative Agent notice of the Borrower's failure to make such reimbursement and the Administrative Agent shall promptly notify each Bank of the amount necessary to reimburse the Issuing Bank. Upon such notice from the Administrative Agent, each Bank shall promptly reimburse the Issuing Bank for such Bank's Revolver B Share of such amount and such reimbursement shall be deemed for all purposes of this Agreement to be a Revolver B Advance to the Borrower transferred at the Borrower's request to the Issuing Bank. If such reimbursement is not made by any Bank to the Issuing Bank on the same day on which the Administrative Agent notifies such Bank to make reimbursement to the Issuing Bank hereunder, such Bank shall pay interest on its Revolver B Share thereof to the Issuing Bank at a rate per annum equal to the Federal Funds Rate. The Borrower hereby unconditionally and irrevocably authorizes, empowers, and directs the Administrative Agent and the Banks to record and otherwise treat such reimbursements to the Issuing Bank as Reference Rate Advances under a Revolver B Borrowing requested by the Borrower to reimburse the Issuing Bank which have been transferred to the Issuing Bank at the Borrower's request.

        (e)  Obligations Unconditional. The obligations of the Borrower and the Guarantors under this Agreement in respect of each Letter of Credit shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including, without limitation, the following circumstances:

            (i)  any lack of validity or enforceability of any Letter of Credit Documents;

          (ii)  any amendment or waiver of, or any consent to, departure from any Letter of Credit Documents;

          (iii)  the existence of any claim, set-off, defense, or other right which the Borrower may have at any time against any beneficiary or transferee of such Letter of Credit (or any Persons for whom any such beneficiary or any such transferee may be acting), the Issuing Bank, or any other person or entity, whether in connection with this Agreement, the transactions contemplated in this Agreement or in any Letter of Credit Documents, or any unrelated transaction;

          (iv)  any statement or any other document presented under such Letter of Credit proving to be forged, fraudulent, invalid, or insufficient in any respect or any statement therein being untrue or inaccurate in any respect to the extent the Issuing Bank would not be liable therefor pursuant to the following paragraph (f); or

          (v)  payment by the Issuing Bank under such Letter of Credit against presentation of a draft or certificate which does not comply with the terms of such Letter of Credit;

provided, however, that nothing contained in this paragraph (e) shall be deemed to constitute a waiver of any remedies of the Borrower in connection with the Letters of Credit or the Borrower's rights under Section 2.13(f) below.

        (f)    Liability of Issuing Bank. The Borrower and the Guarantors assume all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letter of Credit. Neither the Issuing Bank nor any of its officers or directors shall be liable or responsible for:

            (i)  the use which may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith;

          (ii)  the validity, sufficiency, or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent, or forged;

          (iii)  payment by the Issuing Bank against presentation of documents which do not comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to the relevant Letter of Credit; or

          (iv)  any other circumstances whatsoever in making or failing to make payment under any Letter of Credit (INCLUDING THE ISSUING BANK'S OWN NEGLIGENCE),

except that the Borrower and the Guarantors shall have a claim against the Issuing Bank, and the Issuing Bank shall be liable to the Borrower and the Guarantors, to the extent of any direct, as opposed to consequential, damages suffered by the Borrower or any Guarantor which the Borrower or such Guarantor proves were caused by (A) the Issuing Bank's willful misconduct or gross negligence in determining whether documents presented under a Letter of Credit comply with the terms of such Letter of Credit or (B) the Issuing Bank's willful failure to make lawful payment under any Letter of Credit after the presentation to it of a draft and certificate strictly complying with the terms and conditions of such Letter of Credit. In furtherance and not in limitation of the foregoing, the Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.

        (g)  Cash Collateral Account.

            (i)  If the Borrower is required to deposit funds in the Cash Collateral Account pursuant to Sections 2.04(b), 7.02(b), or 7.03(b), then the Borrower and the Administrative Agent shall establish the Cash Collateral Account and the Borrower shall execute any documents and agreements, including the Administrative Agent's standard form assignment of deposit accounts, that the Administrative Agent reasonably requests in connection therewith to establish the Cash Collateral Account and grant the Administrative Agent a first priority security interest in such account and the funds therein. The Borrower hereby pledges to the Administrative Agent and grants the Administrative Agent a security interest in the Cash Collateral Account, whenever established, all funds held in the Cash Collateral Account from time to time, and all proceeds thereof as security for the payment of the Obligations.

          (ii)  So long as no Event of Default Exists, (A) the Administrative Agent may apply the funds held in the Cash Collateral Account only to the reimbursement of any Letter of Credit Obligations, and (B) the Administrative Agent shall release to the Borrower at the Borrower's written request any funds held in the Cash Collateral Account in an amount up to but not exceeding the excess, if any (immediately prior to the release of any such funds), of the total amount of funds held in the Cash Collateral Account over the Letter of Credit Exposure. During the existence of any Event of Default, the Administrative Agent may apply any funds held in the Cash Collateral Account to the Obligations in any order determined by the Administrative Agent, regardless of any Letter of Credit Exposure which may remain outstanding. The Administrative Agent may in its sole discretion at any time release to the Borrower any funds held in the Cash Collateral Account.

          (iii)  The Administrative Agent shall exercise reasonable care in the custody and preservation of any funds held in the Cash Collateral Account and shall be deemed to have exercised such care if such funds are accorded treatment substantially equivalent to that which the Administrative Agent accords its own property, it being understood that the Administrative Agent shall not have any responsibility for taking any necessary steps to preserve rights against any parties with respect to any such funds.

        (h)  Joint and Severally Liability of the Borrower. The Borrower hereby jointly and severally irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with each other Guarantor, with respect to the payment and performance of all of the obligations arising under this Section 2.13 and the Letters of Credit, it being the intention of the parties hereto that all of the obligations of each Guarantor shall be the joint and several obligations of such Guarantor and the Borrower without preference or distinction between them. If and to the extent that any of the Guarantors shall fail to make any payment with respect to any of the obligations hereunder as and when due or to perform any of such obligations in accordance with the terms thereof, then in each such event the Borrower will make such payment with respect to, or perform, such obligation. The obligations of the Borrower under the provisions of this Section 2.13(h) constitute full recourse obligations of the Borrower enforceable against it to the full extent of its Property, irrespective of the validity, regularity or enforceability of this Agreement or any other circumstance whatsoever. The Borrower hereby waives notice of acceptance of its joint and several liability, notice of any and all Letters of Credit issued under this Agreement, notice of any demand for any payment under this Agreement, notice of any action at any time taken or omitted by the Administrative Agent or the Issuing Bank under or in respect of any of the obligations hereunder, and generally, all demands, notices and other formalities of every kind in connection with this Agreement; provided however, that the Issuing Bank agrees to promptly notify the Borrower of any demands for payment under any Letter of Credit issued pursuant to this Agreement received by the Issuing Bank, provided that the failure to give such notice shall not affect the validity or enforceability of the Borrower's obligations under this Section 2.13(h). It is the intention of the Borrower that, so long as any of the obligations hereunder remain unsatisfied, the obligations of the Borrower under this Section 2.13(h) shall not be discharged except by performance and then only to the extent of such performance. If at any time, any payment, or any part thereof, made in respect of any of the obligations, is rescinded or must otherwise be restored or returned by the Administrative Agent or the Issuing Bank upon the insolvency, bankruptcy or reorganization of any of the Guarantors, or otherwise, the provisions of this Section 2.13(h) will forthwith be reinstated in effect, as though such payment had not been made.

        (i)    LC Application. Notwithstanding the foregoing, in the event that any of the terms or provisions of any Letter of Credit Application conflict with any terms or provisions of this Agreement, the terms or provisions of this Agreement shall govern and control for all purposes.

        Section 2.14.    Replacement of Banks under Certain Circumstances.    If at any time (a) the Borrower becomes obligated to pay any additional amount to a Bank as described in Section 2.11 or 2.12 or any Bank ceases to make Eurodollar Rate Advances pursuant to Section 2.02(c), (b) any Bank becomes insolvent and its assets become subject to a receiver, liquidator, trustee, custodian or other Person having similar powers, (c) any Bank becomes a "Non-Consenting Lender" (as defined below in this Section 2.14) or (d) any Bank becomes a "Non-Funding Lender" (as defined below in this Section 2.14), then the Borrower may replace such Bank by causing such Bank to (and such Bank shall be obligated to) assign pursuant to Section 9.06 all of its rights and obligations under this Agreement to a Bank or other Person selected by the Borrower and reasonably acceptable to the Administrative Agent, for a purchase price equal to the outstanding principal amount of such Bank's Advances and all accrued interest and fees and other amounts payable hereunder. In the event that (i) the Borrower or the Administrative Agent requests that the Banks consent to a waiver of any provision of the Credit Documents or agree to any amendment thereto, (ii) such consent or amendment requires the agreement of all of the Banks in accordance with the terms of Section 9.01 and (iii) at least the Majority Banks have agreed to such consent or amendment, then any Bank that does not agree to such consent or amendment shall be a "Non-Consenting Lender". In the event that any Bank fails to make an Advance required to be made by it hereunder or gives notice to the Administrative Agent that it will not make, or that it has disaffirmed or repudiated any obligation to make, an Advance required to be made by it hereunder, such Bank shall be a "Non-Funding Lender". The Borrower's right to replace a Non-Funding Lender pursuant to this Section 2.14 is in addition to, and not in lieu of, all other rights and remedies available to the Borrower against such Non-Funding Lender under this Agreement or otherwise.

ARTICLE III
CONDITIONS OF LENDING

        Section 3.01.    Conditions Precedent to Initial Advances.    The obligation of each Bank to make its initial Advance and of the Issuing Bank to issue the initial Letter of Credit is subject to the conditions precedent that:

        (a)  Documentation. On or before the day on which the initial Borrowing is made or the initial Letters of Credit are issued, the Administrative Agent shall have received the following duly executed by all the parties thereto, in form and substance satisfactory to the Administrative Agent and the Banks, and where applicable, in sufficient copies for each Bank:

            (i)  this Agreement and all its attached Exhibits and Schedules;

          (ii)  a Revolver A Note and a Revolver B Note payable to the order of each Bank in the amount of its Revolver A Commitment and its Revolver B Commitment, respectively;

          (iii)  the Security Documents and all their attached Exhibits and Schedules, including, without limitation, (A) the Pledge Agreements, (B) the Security Agreements and (C) the Mortgages;

          (iv)  the Guaranties;

          (v)  appropriate UCC-1 or UCC-3 Financing Statements covering the Collateral for filing with the appropriate authorities;

          (vi)  a Notice of Borrowing with respect to the initial Borrowing;

        (vii)  a certificate dated as of the date of this Agreement from a Responsible Officer stating that (A) all representations and warranties of the Borrower set forth in this Agreement and each of the other Credit Documents to which it is a party are true and correct in all material respects; (B) no Default has occurred and is continuing; and (C) the conditions in this Section 3.01 have been met;

        (viii)  certificate(s) of insurance naming the Administrative Agent as loss payee or additional insured evidencing insurance which meets the requirements of this Agreement and the Security Documents and which is in amount, form and substance and from an issuer satisfactory to the Administrative Agent;

          (ix)  a certificate of the secretary or assistant secretary of the General Partner certifying as of the date of this Agreement (A) the existence of the Borrower and the General Partner, (B) the Borrower Partnership Agreement, (C) the General Partner's Certificate of Organization and Regulations, (D) the resolutions of the General Partner approving this Agreement, the Notes, and the other Credit Documents and the related transactions, and (E) all documents evidencing other necessary corporate, partnership or limited liability company action and governmental approvals, if any, with respect to this Agreement, the Notes, and the other Credit Documents executed and delivered on or before the Effective Date;

          (x)  a certificate of a Secretary or an Assistant Secretary of the General Partner of the Borrower certifying the names and true signatures of the officers of the General Partner authorized to sign this Agreement, the Notes, the Notice of Borrowing and the other Credit Documents on behalf of the Borrower;

          (xi)  certificates of the secretary or assistant secretary of each of the Guarantors certifying as of the date of this Agreement (A) the organizational documents of such Guarantor, (B) the resolutions of the governing body of such Guarantor approving this Agreement, the Guaranty, and the other Credit Documents to which such Guarantor is a party and the related transactions, and (C) all other documents evidencing other necessary corporate, partnership or limited liability company action and governmental approvals, if any, with respect to this Agreement, the Guaranty, and the other Credit Documents to which such Guarantor is a party executed and delivered on or before the Effective Date;

        (xii)  certificates of a Secretary or an Assistant Secretary of each Guarantor certifying the names and true signatures of the officers of such Guarantor authorized to sign this Agreement, the Guaranty and the other Credit Documents to which such Guarantors is a party on behalf of such Guarantor;

        (xiii)  certificates of good standing, existence and authority for the Borrower, the General Partner and each of the Guarantors from each of the states in which the Borrower, the General Partner and each of the Guarantors is either organized or does business;

        (xiv)  results of lien, tax and judgment searches of the UCC Records of the Secretary of State and applicable counties of the States of Texas, New Mexico and Oklahoma from a source acceptable to the Administrative Agent and reflecting no Liens against any of the Collateral as to which perfection of a Lien is accomplished by the filing of a financing statement other than in favor of the Administrative Agent;

        (xv)  a favorable opinion of Thompson & Knight L.L.P., outside Texas counsel to the Borrower and the Guarantors;

        (xvi)  [a favorable opinion of [to be determined], outside Oklahoma counsel to the Administrative Agent];

      (xvii)  certified copies of each of the Reorganization Documents, each certified as of the Effective Date by a Responsible Officer (A) as being true and correct copies of such documents as of the Effective Date, (B) that to the knowledge of such Responsible Officer as having been duly authorized by the partners of the general Predecessor Borrower, and (C) as having been duly executed and delivered by the partners of the Predecessor Borrower; and

      (xviii)  such other documents, governmental certificates, agreements and lien searches as the Administrative Agent may reasonably request.

        (b)  No Material Adverse Effect. No event or events has occurred which, individually or in the aggregate, have had or could reasonably be expected to have a Material Adverse Effect.

        (c)  No Default. No Default shall have occurred and be continuing or would result from the making of the initial Borrowing or application of the proceeds therefrom.

        (d)  Representations and Warranties. The representations and warranties of the Borrower and the Guarantors contained in Article IV hereof and in each of the other Credit Documents executed and delivered on or before the Effective Date shall be true and correct in all material respects on and as of the Effective Date both before and after giving effect to the initial Borrowing and to the application of the proceeds from the initial Borrowing, as though made on and as of such date.

        (e)  No Material Litigation. No legal or regulatory action or proceeding has commenced and is continuing against the Borrower or any Guarantor which could reasonably be expected to cause a Material Adverse Effect.

        (f)    Payment of Fees and Expenses. The Borrower shall have paid the fees required by Section 2.06 and all costs and expenses which have been invoiced and are payable pursuant to Section 9.04.

        (g)  Title. The Administrative Agent shall be satisfied in its sole discretion as to the status of the Borrower's or Guarantor's, as applicable, title to the Borrower's and its Subsidiaries' Properties.

        (h)  Bank's Liens. The Administrative Agent shall have received satisfactory evidence that the Liens granted to it under the Security Documents are Acceptable Security Interests and that all actions or filings necessary to protect, preserve and validly perfect such Liens have been made, taken or obtained, as the case may be, and are in full force and effect.

        (i)    Security Interests. The Administrative Agent shall be satisfied that the Security Documents encumber substantially all of such real property interests held by the Borrower and its Subsidiaries as the Agents may require.

        (j)    Due Diligence. The Administrative Agent shall be satisfied in its sole discretion with its due diligence analysis and review of the assets, liabilities, Assigned Agreements, business, operations, condition (financial or otherwise) and prospects of the Borrower, the Guarantors, the Partners and their owners.

        (k)  Reorganization. The Reorganization shall have been consummated and all conditions to the Reorganization shall have been satisfied in form and substance satisfactory to the Administrative Agent.

        (l)    Initial Public Offering. Simultaneously with the making of the initial Advances hereunder, the initial public offering of Common Units shall have been completed and the Borrower shall have received (or obtained the right to receive) proceeds therefrom in an amount not less than $[40,000,000].

        Section 3.02.    Conditions Precedent to All Borrowings.    The obligation of each Bank to make an Advance on the occasion of each subsequent Borrowing and of the Issuing Bank to issue, increase, or extend any Letter of Credit shall be subject to the further conditions precedent that on the date of such Borrowing or the issuance, increase, or extension of such Letter of Credit the following statements shall be true (and the giving of the applicable Notice of Borrowing or Letter of Credit Application and the acceptance by the Borrower of the proceeds of such Borrowing or the issuance, increase, or extension of such Letter of Credit shall constitute a representation and warranty by the Borrower that on the date of such Borrowing or the issuance, increase, or extension of such Letter of Credit, such statements are true):

        (a)  the representations and warranties made by the Borrower and the Guarantors contained in Article IV hereof and in each of the other Credit Documents are true and correct in all material respects on and as of the date of such Borrowing, or the date of the issuance, increase, or extension of such Letter of Credit, before and after giving effect to such Borrowing or to the issuance, increase, or extension of such Letter of Credit and to the application of the proceeds from such Borrowing, as though made on and as of such date, other than any such representations or warranties that, by the their terms, refer to a specific date, in which case as of such specific date; and

        (b)  no Default has occurred and is continuing or would result from such Borrowing, from the application of the proceeds therefrom or from the issuance, increase, or extension of such Letter of Credit.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES

        The Borrower represents and warrants as follows:

        Section 4.01.    Existence and Power.    The Borrower (a) is a limited partnership duly formed, validly existing and in good standing under the laws of Delaware, (b) is duly qualified or licensed as a foreign limited partnership and is in good standing in New Mexico, Oklahoma and each other jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed, except to the extent that the failure to so qualify or be licensed could not reasonably be expected to have a Material Adverse Effect, and (c) has all requisite limited partnership power and authority to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted.

        Section 4.02.    Authorization.    The execution, delivery and performance by the Borrower of this Agreement, each other Credit Document to which the Borrower is or is to be a party, and the consummation of the transactions contemplated hereby and thereby, are within the Borrower's legal powers, have been duly authorized by all necessary partnership action and do not (a) contravene the Borrower Partnership Agreement, (b) violate any applicable Governmental Rule, the violation of which could reasonably be expected to have a Material Adverse Effect, (c) conflict with or result in the breach of, or constitute a default under, any loan agreement, indenture, mortgage, deed of trust or lease, or any other contract or instrument binding on or affecting the Borrower or any Subsidiary or any of their respective properties, the conflict, breach or default of which could reasonably be expected to have a Material Adverse Effect, or (d) result in or require the creation or imposition of any Lien upon or with respect to any of the properties of the Borrower or any Subsidiary, other than Liens permitted under this Agreement. Neither the Borrower nor any Subsidiary is in violation of any such Governmental Rule or in breach of any such contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument, the violation or breach of which could reasonably be expected to have a Material Adverse Effect.

        Section 4.03.    Governmental Action, Etc.    No Governmental Action, and no authorization, approval or other action by, or notice to, any third party, is required for (a) the ownership, operation and maintenance of the Borrower's or its Subsidiaries' Properties, except for such Governmental Action, authorizations, approvals, other actions and notices as have been duly obtained, taken, given or made and are in full force and effect and with which the Borrower and its Subsidiaries are in compliance in all material respects, (b) the due execution, delivery or performance by the Borrower of this Agreement or any other Credit Document to which the Borrower is or is to be a party or (c) the consummation of the transactions contemplated hereby or thereby.

        Section 4.04.    Binding Effect.    This Agreement has been, and each other Credit Document to which the Borrower is or is to be a party when delivered hereunder will be, duly executed and delivered by the Borrower. Assuming due execution and delivery by the Banks, the Administrative Agent and the Syndication Agent, as applicable, this Agreement is and the other Credit Documents to which the Borrower is or is to be a party when delivered hereunder will be, legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting creditors' rights generally or by general principles of equity.

        Section 4.05.    Financial Statements.    The Consolidated balance sheet of the Borrower and its Subsidiaries as of December 31, 2001 and the related Consolidated statements of operations, changes in partners' capital and cash flow for the fiscal year then ended, certified by KPMG LLP and copies of which have been delivered to the Banks, fairly present the Consolidated financial condition of the Borrower as of such date and the results of the operations of the Borrower for such period, all in accordance with GAAP consistently applied. Since September 30, 2002, no Material Adverse Effect has occurred. Neither the Borrower nor any Subsidiary has any material contingent liability except as disclosed in such balance sheet or the notes thereto. Any projections contained in the aforementioned financial statements (a) are not to be viewed as facts, (b) were prepared in good faith on the basis of the assumptions stated therein, which assumptions are reasonable in the light of conditions existing as of the date of this Agreement, and (c) represent, as of the date of this Agreement, the Borrower's best estimate of the future financial performance of the Borrower and its Subsidiaries, based on facts and circumstances known to the Borrower as of the Effective Date.

        Section 4.06.    Other Information.    No information, exhibit or report furnished by the Borrower or any Subsidiary to the Administrative Agent or any Bank in connection with the negotiation of the Credit Documents or pursuant to the terms of any of the Credit Documents contains any material misstatement of fact or omits to state a material fact or any fact necessary to make the statements contained therein, in light of the circumstances in which made, not misleading.

        Section 4.07.    Legal Proceedings.    There is no action, suit, investigation, litigation or proceeding affecting the Borrower or any Subsidiary pending or, to the best knowledge of the Borrower, threatened before any Governmental Person, referee or arbitrator that could reasonably be expected to have a Material Adverse Effect.

        Section 4.08.    Subsidiaries.    As of the date of this Agreement, the Borrower has no Subsidiaries other than those described in Schedule 4.08.

        Section 4.09.    Trademarks, Etc.    Each of the Borrower and its Subsidiaries possesses all necessary trademarks, trade names, copyrights and licenses to conduct its business as now operated, other than those the failure to possess which could not reasonably be expected to have a Material Adverse Effect, without any known conflict with the valid trademarks, trade names, copyrights or licenses of others.

        Section 4.10.    Fire, Etc.    Neither the business nor the properties of the Borrower or any Subsidiary are affected by any fire, explosion, accident, strike, lockout or other labor dispute, or other casualty (whether or not covered by insurance) that could reasonably be expected to have a Material Adverse Effect.

        Section 4.11.    Burdensome Agreements.    Neither the Borrower nor any Subsidiary is a party to any indenture, loan agreement, credit agreement, lease or other agreement or instrument, or subject to any restriction of its constituent documents, that could reasonably be expected to have a Material Adverse Effect.

        Section 4.12.    Taxes.    Each of the Borrower and its Subsidiaries has filed, or there has been filed on its behalf, or an extension has been obtained for the filing of, all federal, state and other material tax returns required to be filed before the date of the making of this representation and warranty, and the Borrower and each Subsidiary have paid all taxes shown thereon to be due, including interest, additions to taxes and penalties, or have provided adequate reserves in accordance with GAAP for the payment thereof.

        Section 4.13.    Public Utility Holding Company Act; Natural Gas Act; Investment Company Act.    Neither the Borrower nor any Subsidiary is (a) a "holding company" or a "subsidiary company" of a "holding company" within the meaning of the Public Utility Holding Company Act of 1935, (b) subject to the jurisdiction of the Federal Energy Regulatory Commission under the Natural Gas Act of 1938 or (c) an "investment company," or an "affiliated person" of, or a "promoter" or "principal underwriter" for, an "investment company," as such terms are defined in the Investment Company Act of 1940.

        Section 4.14.    Regulations D, T, U and X.    No Advance or Letter of Credit will be used to purchase or carry, or to extend credit to others for the purpose of purchasing or carrying, any "margin stock" in violation of Regulations D, T, U or X of the Board of Governors of the Federal Reserve System.

        Section 4.15.    Title to Properties, Etc.    Each of the Borrower and its Subsidiaries has good and defensible title to all property, real or personal, purported to be owned by it. Each of the Borrower and its Subsidiaries enjoys peaceful and undisturbed possession of all leaseholds, easements and rights of way necessary in any material respect for the operation of its Properties. None of the Assigned Agreements, and none of the other documents creating or affecting any such leasehold, easement or right of way, contains any provision that could reasonably be expected to have a Material Adverse Effect or to materially impair the operation of any of such Properties.

        Section 4.16.    Employee-Benefit Plans.    Neither the Borrower nor any Subsidiary has any, or has any liability under any previously existing, employee-benefit plan of its own or maintained in common with one or more other Persons, other than a 401(k) plan.

        Section 4.17.    Environmental Compliance.

        (a)  The operations and properties of the Borrower and of each Subsidiary comply in all material respects with all applicable Environmental Laws and Environmental Permits. All past noncompliance by the Borrower or any Subsidiary with such Environmental Laws and Environmental Permits has been resolved without ongoing obligations or costs. To the best of the Borrower's knowledge, no circumstances exist that could reasonably be expected to (i) form the basis of an Environmental Proceeding against the Borrower or any Subsidiary, or any property thereof, that could reasonably be expected to have a Material Adverse Effect or (ii) cause any such property to be subject to any material restriction on ownership, occupancy, use or transferability under any Environmental Law.

        (b)  None of the properties currently or formerly owned or operated by the Borrower or any Subsidiary is listed or, to the best of the Borrower's knowledge, proposed for listing on the National Priorities List under CERCLA, on CERCLIS or on any analogous foreign, state or local list or, to the best of the Borrower's knowledge, is adjacent to any such property. There are not now, and to the best of the Borrower's knowledge never have been, any underground or aboveground storage tanks, or any surface impoundments, septic tanks, pits, sumps or lagoons, in which any Hazardous Material is being or has been treated, stored or disposed of on any property owned or operated by the Borrower or any Subsidiary, in each case in any manner not in compliance in all material respects with all applicable Environmental Laws. There is no asbestos or asbestos-containing material on any property owned or operated by the Borrower or any Subsidiary, except in compliance in all material respects with all applicable Environmental Laws. No Hazardous Material has been released, discharged or disposed of on any property owned or operated by the Borrower or any Subsidiary, except in compliance in all material respects with all applicable Environmental Laws.

        (c)  Neither the Borrower nor any Subsidiary is engaged in or has completed, either individually or together with any other potentially responsible party, any investigation, assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of any Hazardous Material at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Person or the requirements of any Environmental Law. All Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property owned or operated by the Borrower or any Subsidiary have been disposed of in a manner reasonably expected not to result in liability to the Borrower or any Subsidiary.

        Section 4.18.    Material Contracts.    Neither the Borrower nor any Subsidiary is a party to (a) any contract for the purchase or sale of goods or services (i) that, if cancelled or terminated, would not be replaceable promptly by commercially reasonable substitutes and (ii) the loss of which, if not so replaced, could reasonably be expected to have a Material Adverse Effect or (b) any other contract the loss of which could reasonably be expected to have a Material Adverse Effect.

        Section 4.19.    Ownership.

        (a)  The General Partner is the sole general partner of the Borrower, and the Limited Partner is the sole limited partner of the Borrower. As of the date hereof, (i) the General Partner is the legal and beneficial owner of 0.001% of the partnership interests in the Borrower, and (ii) the Limited Partner is the legal and beneficial owner of 99.999% of the partnership interests in the Borrower and 100% of the membership interests of the General Partner. No part of the partnership interests in the Borrower or the membership interests of the General Partner is subject to any Lien[, other than preferential rights of the Partners under the Borrower Partnership Agreement].

        (b)  As of the date hereof, the equity interests in the Subsidiaries are legally and beneficially owned by the Persons, and by such Persons in the percentages, specified in Schedule 4.08. No part of such equity interests is subject to any Lien, other than in favor of the Administrative Agent.

ARTICLE V
AFFIRMATIVE COVENANTS

        So long as any Note or any amount under any Credit Document shall remain unpaid, any Letter of Credit shall remain outstanding, or any Bank shall have any Commitment hereunder, the Borrower agrees to comply with the following covenants.

        Section 5.01.    Reporting Requirements.    The Borrower will furnish to the Administrative Agent and the Banks:

        (a)  Monthly Reports. Not later than the 10th Business Day of each calendar month, an Accounts aging schedule in form satisfactory to the Administrative Agent and a Borrowing Base Certificate, each containing information as of the last day of the immediately preceding calendar month (with a copy of the same to the Administrative Agent's Dallas office);

        (b)  [Intentionally omitted];

        (c)  Quarterly Financials. As soon as available and in any event within 45 days after the end of each fiscal quarter of each fiscal year of the Borrower, an unaudited Consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such quarter and unaudited Consolidated statements of operations, changes in partners' capital and cash flows of the Borrower and its Subsidiaries for the period commencing at the end of the preceding fiscal year and ending with the end of such quarter, setting forth in each case in comparative form the corresponding figures for the corresponding period of the preceding fiscal year, all in reasonable detail and duly certified (subject to normal year-end audit adjustments and the absence of footnotes) by the chief financial officer or chief accounting officer of the General Partner as having been prepared in accordance with GAAP, together with (i) a certificate of said officer stating that no Default has occurred and is continuing or, if a Default has occurred and is continuing, a statement as to the nature thereof and the action that the Borrower proposes to take with respect thereto and (ii) a schedule in reasonable detail showing the computations used by such officer in determining, as of the end of such fiscal quarter, compliance with the covenants contained in Sections 6.12, 6.13 and 6.14;

        (d)  Audited Annual Financials. As soon as available and in any event within 120 days after the end of each fiscal year of the Borrower, audited Consolidated and consolidating balance sheets of the Borrower and its Subsidiaries as of the end of such fiscal year and audited Consolidated and consolidating statements of operations, changes in partners' capital and cash flows of the Borrower and its Subsidiaries for such fiscal year, in each case certified without qualification by KPMG LLP or other independent public accountants acceptable to the Administrative Agent, together with (i) a certificate of such accounting firm stating that, in the course of the regular audit of the business of the Borrower and its Subsidiaries, which audit was conducted by such accounting firm in accordance with generally accepted auditing standards, such accounting firm has obtained no knowledge that a Default has occurred and is continuing with respect to Sections 6.12, 6.13 or 6.14 if in the opinion of such accounting firm such a Default has occurred and is continuing, a statement as to the nature thereof, (ii) a schedule in form and substance reasonably satisfactory to the Administrative Agent of the computations used by such accounting firm in determining, as of the end of such fiscal year, compliance with the covenants contained in Sections 6.12, 6.13 and 6.14 and (C) copies of any material accountant's letters received by management in connection with such accounting firm's findings during its audit of the financial records of the Borrower during, or in respect of, such fiscal year;

        (e)  Defaults. Forthwith upon the occurrence of any Default, a certificate of an Authorized Officer setting forth the details thereof and the action that the Borrower is taking or proposes to take with respect thereto;

        (f)    Litigation. Promptly after the assertion or occurrence thereof or any Responsible Officer becoming aware of the reasonable likelihood thereof, notice of any litigation, judicial reference proceeding, arbitration proceeding or regulatory proceeding affecting the Borrower or any Subsidiary or the property of the Borrower or any Subsidiary, other than any such litigation or proceeding that, if adversely determined, could not reasonably be expected to have a Material Adverse Effect.

        (g)  Environmental Proceedings. Promptly after the assertion or occurrence thereof or any Responsible Officer becoming aware of the reasonable likelihood thereof, notice of any Environmental Proceeding against the Borrower or any Subsidiary, or of any noncompliance by the Borrower or any Subsidiary with any Environmental Law or Environmental Permit, that could reasonably be expected (A) to have a Material Adverse Effect or (B) to cause any property owned or operated by the Borrower or any Subsidiary to be subject to any material restriction on ownership, occupancy, use or transferability under any Environmental Law;

        (h)  Disputes. Forthwith upon any dispute or claim concerning Accounts and exceeding $500,000 in any instance, a certificate of an Authorized Officer setting forth the details thereof; and

        (i)    Other Information. Promptly upon request, such additional information regarding the financial position or business (including with respect to environmental matters) of the Borrower or any Subsidiary as any Bank may reasonably request from time to time.

        Section 5.02.    Preservation of Legal Existence, Etc.    The Borrower will preserve and maintain, and cause each Subsidiary to preserve and maintain, its legal existence, rights (charter and statutory) and franchises, except as otherwise permitted by Section 6.03; provided, however, that neither the Borrower nor any Subsidiary shall be required to preserve any such right or franchise if the general partner, board of directors or equivalent body of the Borrower or such Subsidiary determines that the preservation thereof is no longer desirable in the conduct of the business of the Borrower or such Subsidiary, as applicable, and if the loss thereof is not disadvantageous in any material respect to the Banks.

        Section 5.03.    Maintenance of Properties, Etc.    Except as otherwise permitted by Section 6.04, the Borrower will maintain and preserve, and cause each Subsidiary to maintain and preserve, all of its properties that are necessary for the conduct of its business in good working order and condition, ordinary wear and tear excepted.

        Section 5.04.    [Intentionally omitted].

        Section 5.05.    Compliance with Laws, Etc.    The Borrower will comply, and cause each Subsidiary to comply, with all Governmental Rules the noncompliance with which could reasonably be expected to have a Material Adverse Effect.

        Section 5.06.    Payment of Taxes, Etc.    The Borrower will pay and discharge, and cause each Subsidiary to pay and discharge, before the same become delinquent, (a) all federal, state and other taxes, assessments and governmental charges or levies imposed upon or against it or its property and (b) all lawful claims that, if unpaid, might by law become a Lien upon its property; provided, however, that neither the Borrower nor any Subsidiary shall be required to pay or discharge any such tax, assessment, charge, levy or claim that is being contested in good faith and, in the case of any such tax, assessment, charge or levy, by proper proceedings and as to which, in all such cases, it is maintaining appropriate reserves in accordance with GAAP.

        Section 5.07.    Maintenance of Insurance.    The Borrower will maintain, and cause each Subsidiary to maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks (a) as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Borrower or such Subsidiary, as applicable, operates and (b) as is reasonably acceptable to the Administrative Agent.

        Section 5.08.    Visitation Rights.    At any reasonable time and from time to time, upon reasonable notice by the Bank concerned, the Borrower will permit, and cause each Subsidiary to permit, any

Bank, and any agents or representatives thereof, to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Borrower and its Subsidiaries and to discuss the affairs, finances and accounts of the Borrower and its Subsidiaries with any of their respective officers or directors (or equivalent persons) or, provided the Borrower has been given reasonable opportunity to be present, with their independent certified public accountants; provided, however, that, unless a Default has occurred and is continuing, the Banks' visitation rights shall be limited to not more than four occasions in any calendar year, two of which shall be for the purpose of conducting Asset-Based Audits.

        Section 5.09.    Keeping of Books.    The Borrower will keep, and cause each Subsidiary to keep, proper books of record and account in which full and correct entries shall be made of all financial transactions and the Properties and business of the Borrower and each Subsidiary, in accordance with GAAP consistently applied.

        Section 5.10.    Transactions with Affiliates.    The Borrower will conduct, and cause each Subsidiary to conduct, all transactions otherwise permitted under the Credit Documents with any of its Affiliates on terms that are fair and reasonable and no less favorable to the Borrower or such Subsidiary than it would obtain in a comparable arms'-length transaction with a Person not an Affiliate.

        Section 5.11.    Compliance with Environmental Laws.    The Borrower will (a) comply, and cause each Subsidiary and each lessee or other Person operating or occupying any of its properties to comply, in all material respects with all applicable Environmental Laws and Environmental Permits, (b) obtain and renew, and cause each Subsidiary to obtain and renew, when needed all Environmental Permits necessary for its operations and properties, (c) conduct, and cause each Subsidiary to conduct, any investigation, study, sampling and testing in accordance with the requirements of all applicable Environmental Laws and (d) undertake, and cause each Subsidiary to undertake, any cleanup, removal, remedial and other action necessary to remove and clean up all Hazardous Materials from any of its properties, in accordance with the requirements of all applicable Environmental Laws.

        Section 5.12.    Environmental Remediation and Indemnification.    If at any time any Hazardous Material is discovered on, under or about any Mortgaged Property or any other property owned or operated by the Borrower or any Subsidiary ("Other Property") in violation of any Environmental Law, the Borrower will inform the Administrative Agent of the same and of the Borrower's proposed remediation program, and the Borrower will, at its sole cost and expense, remediate or remove such Hazardous Materials from such Mortgaged Property or Other Property or the groundwater underlying such Mortgaged Property or Other Property in accordance with (a) such remediation program as a prudent operator would undertake, (b) the approval of the appropriate Governmental Persons, if any such approval is required under the applicable Environmental Laws, and (c) all applicable Environmental Laws. In addition to all other rights and remedies of the Administrative Agent and the Banks under the Credit Documents, if such Hazardous Materials are not remediated or removed from the affected Mortgaged Property or Other Property or the groundwater underlying such Mortgaged Property or Other Property by the Borrower within the time periods contemplated by the applicable remediation program, the Administrative Agent, at its sole discretion, may pay to have the same remediated or removed in accordance with the applicable remediation program, and the Borrower will reimburse the Administrative Agent therefor within 5 days of the Administrative Agent's demand for payment. The Borrower shall have the right to contest any notice or directive to remediate or remove Hazardous Materials from any Mortgaged Property or Other Property so long as the Borrower diligently prosecutes such contest to completion, complies with any final order or determination and, before such contest, either furnishes the Administrative Agent security in an amount equal to the cost of remediation or removal of the Hazardous Materials or posts a bond with a surety satisfactory to the Administrative Agent in such amount. The Borrower shall be solely responsible for, and will indemnify and hold harmless the Administrative Agent and the Banks and their respective directors, officers, employees, agents, successors and assigns from and against, any and all losses, damages, demands, claims, causes of action, judgments, actions, assessments, penalties, costs, expenses and liabilities directly or indirectly arising out of or attributable to any Hazardous Materials at any Mortgaged Property or Other Property, including the following: (i) all foreseeable and unforeseeable consequential damages; (ii) the costs of any required or necessary repair, cleanup or detoxification of any Mortgaged Property or Other Property, and the preparation and implementation of any closure, remedial or other required plans; and (iii) all reasonable costs and expenses incurred by the Administrative Agent in connection with clauses (i) and (ii) above, including reasonable attorneys' fees; provided, however, that the Borrower shall not be liable for any of the foregoing that is found in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Administrative Agent or a Bank after taking possession of a Mortgaged Property. The indemnities provided in this section shall survive the repayment or any other satisfaction of the Obligations of the Borrower under the Credit Documents.

        Section 5.13.    Use of Proceeds.    The proceeds of the Revolver A Borrowings will be used by the Borrower (a) for Acquisitions and the development of new projects and (b) for general partnership purposes. The proceeds of the Revolver B Borrowings will be used by the Borrower to support working capital needs and for general partnership purposes, including the issuance of Letters of Credit. The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U). No proceeds of the Borrowings will be used to purchase or carry any margin stock in violation of Regulations D, T, U or X.

ARTICLE VI
NEGATIVE COVENANTS

        So long as any Note or any amount under any Credit Document shall remain unpaid, any Letter of Credit shall remain outstanding, or any Bank shall have any Commitment, the Borrower agrees to comply with the following covenants.

        Section 6.01.    Liens, Etc.    The Borrower will not create, incur, assume or suffer to exist, or permit any Subsidiary to create, incur, assume or suffer to exist, any Lien, or enter into any agreement with any other Person not to create any Lien, on or with respect to any of its properties of any character (including accounts receivable) whether now owned or hereafter acquired, or sign or file, or permit any Subsidiary to sign or file, under the Uniform Commercial Code of any jurisdiction, a financing statement that names the Borrower or any Subsidiary as debtor (except in connection with true leases), or sign, or permit any Subsidiary to sign, any security agreement authorizing any secured party thereunder to file such a financing statement (except in connection with true leases), or assign, or permit any Subsidiary to assign, any accounts, excluding, however, from the operation of the foregoing restrictions the following:

        (a)  Liens created by the Security Documents;

        (b)  Permitted Liens;

        (c)  Liens securing obligations of such Person as lessee under Capital Leases permitted by Section 6.02(f); and

        (d)  purchase-money Liens on property acquired or held by the Borrower or any Subsidiary in the ordinary course of business, to secure the purchase price of such property or to secure Debt incurred solely for the purpose of financing the acquisition of such property to be subject to such Liens, or Liens existing on any such property at the time of acquisition thereof, or renewals or refinancings of any of the foregoing Liens for the same or a lesser amount; provided, however, that (i) no such Lien may extend to or cover any property other than the property being acquired, (ii) no such renewal or refinancing may extend to or cover any property not previously subject to the Lien being renewed or refinanced and (iii) the aggregate principal amount of Debt at any time outstanding secured by such Liens may not exceed the amount permitted by Section 6.02(g).

        Section 6.02.    Debt.    The Borrower will not create, incur, assume or suffer to exist, or permit any Subsidiary to create, incur, assume or suffer to exist, any Debt other than the following:

        (a)  Debt under the Credit Documents;

        (b)  Debt existing on the date of this Agreement and described in Schedule 6.02, including renewals and refinancings of such Debt, so long as the principal amount thereof is not increased;

        (c)  Debt under one or more Interest Rate Contract or Hydrocarbon Hedge Agreement (provided that the parties to this Agreement hereby agree that the obligations of the Borrower to the Banks in respect of any Interest Rate Contract or Hydrocarbon Hedge Agreement are secured by the Security Documents, but only, with respect to each such Bank, if and so long as such Bank remains a Bank);

        (d)  Debt in respect of endorsement of negotiable instruments in the ordinary course of business;

        (e)  Debt between the Borrower and any Subsidiary or between Subsidiaries, provided that (i) such Debt is noted on the books and records of the Borrower and its Subsidiaries and (ii) in the case of any Debt owed by the Borrower, such Debt is subordinated to the Obligations of the Borrower under the Credit Documents on terms and conditions, and pursuant to documentation, in form and substance satisfactory to the Administrative Agent in its sole discretion;

        (f)    Debt in respect of Capital Leases not exceeding $3,000,000 in aggregate amount equivalent to principal at any time outstanding;

        (g)  Debt secured by Liens permitted by Section 6.01(d), not exceeding $2,000,000 in aggregate principal amount at any time outstanding;

        (h)  at any time following the termination of the Revolver B Commitments, termination of all Letters of Credit, repayment of all Revolver B Advances, reimbursement of all drawings under Letters of Credit and payment of all interest, fees and other amounts payable in respect of the Revolver B Advances, Debt of the Borrower or its Subsidiaries in respect of letter-of-credit facilities not exceeding $10,000,000 in the aggregate at any time outstanding; and

        (i)    Debt in addition to that described above, not exceeding $3,000,000 in aggregate principal amount at any time outstanding.

        Section 6.03.    Mergers, Acquisitions, Etc.    The Borrower will not merge or consolidate with or into, or sell, lease, transfer or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its Property (whether now owned or hereafter acquired) to, or enter into any Acquisition, or permit any Subsidiary to do any of the foregoing, except for the following:

        (a)  so long as no Default has occurred and is continuing or would be caused thereby, the Borrower or any Subsidiary may make any Acquisition; provided, however, that any such Acquisition shall be permitted only if, (i) before the effectiveness of such Acquisition and to the extent required by the Administrative Agent, the Borrower delivers to the Administrative Agent (A) such guaranties, mortgages, deeds of trust, security agreements, releases, UCC financing statements, UCC terminations and environmental assessments as the Administrative Agent may request, duly executed by the parties thereto, in form and substance satisfactory to the Administrative Agent and accompanied by UCC searches and title investigations demonstrating that, upon the effectiveness of such Acquisition and the recording and filing of any necessary documentation, the Administrative Agent will have a perfected first-priority Lien on the Property to be acquired, and (B) such other agreements, instruments, certificates, approvals, opinions and other documents as any Bank through the Administrative Agent may reasonably request, (ii) the Borrower or such Guarantor is the acquiring or surviving entity; (iii)

no Default or Event of Default exists and the Acquisition would not reasonably be expected to cause a Default or Event of Default; (iv) after giving effect to such Acquisition on a pro forma basis, the Borrower would have been in compliance with all of the covenants contained in this Agreement, including, without limitation, Sections 6.12 through 6.14 as of the end of the most recent fiscal quarter, (v) the acquisition target is in the same or similar line of business as Borrower and its Subsidiaries, (v) the terms of Section 6.10 are satisfied, and (vi) the aggregate amount of cash, Permitted Investments and the remaining unused portion of the Revolver A Commitment is sufficient to fund such Acquisition;

        (b)  the Borrower and its Subsidiaries may effect the transactions contemplated by the Reorganization;

        (c)  so long as no Default has occurred and is continuing or would be caused thereby, any Subsidiary may merge into or consolidate with any other Subsidiary; provided, however, that any such merger or consolidation shall be permitted only if, before the effectiveness of such merger or consolidation and to the extent required by the Administrative Agent, the Borrower delivers to the Administrative Agent documents of the type described in the proviso to clause (a) above; and

        (d)  the Borrower and its Subsidiaries may acquire Property in the ordinary course of business as necessary for the operation of their respective businesses.

        Section 6.04.    Sales, Etc. of Property.    The Borrower will not sell, lease, transfer or otherwise dispose of, or permit any Subsidiary to sell, lease, transfer or otherwise dispose of, any of its Property, except for the following:

        (a)  sales of inventory in the ordinary course of business;

        (b)  sales, leases, transfers and other dispositions in the ordinary course of business of worn-out or obsolete Property that are no longer useful in the conduct of the business of the Borrower or any Subsidiary;

        (c)  sales of Permitted Investments in the ordinary course of business;

        (d)  so long as no Default has occurred and is continuing or would be caused thereby, sales and other transfers of Property from any Subsidiary to the Borrower or to any other Subsidiary; provided, however, that any such sale or other transfer of real property or equity interests shall be permitted only if, before the effectiveness of such sale or other transfer and to the extent required by the Administrative Agent, the Borrower delivers to the Administrative Agent documents of the type described in the proviso to Section 6.03(a);

        (e)  sales of Property resulting from the condemnation thereof;

        (f)    sales or discounts of overdue Accounts in the ordinary course of business, in connection with the compromise or collection thereof;

        (g)  so long as no Default has occurred and is continuing or would be caused thereby, sales, leases, transfers and other dispositions of Property in the ordinary course of business for consideration not exceeding $2,000,000 in the aggregate in any fiscal year of the Borrower, provided that the net cash proceeds thereof are used within 180 days of such sale to purchase Property of similar value, quality and business utility to the Property sold, leased, transferred or otherwise disposed of;

        (h)  so long as no Default has occurred and is continuing or would be caused thereby, sales of Property in the ordinary course of business for consideration not exceeding $1,000,000 in the aggregate in any fiscal year of the Borrower; and

        (i)    sales of Property listed on Schedule 6.04.

        Section 6.05.    Investments in Other Persons.    The Borrower will not make, or permit any Subsidiary to make, any loan or advance to any Person, or purchase or otherwise acquire, or permit any Subsidiary to purchase or otherwise acquire, any equity interests, warrants, rights, options, obligations or other securities of, make any capital contribution to, or otherwise invest in, any Person (all of the foregoing collectively called "Investments"); provided, however, that nothing in this section shall prevent the Borrower or any Subsidiary from doing any of the following:

        (a)  [Intentionally omitted];

        (b)  effecting the transactions contemplated by the Reorganization;

        (c)  acquiring Permitted Investments;

        (d)  generating and holding accounts receivable in the ordinary course of business;

        (e)  so long as no Default has occurred and is continuing or would be caused thereby, making Investments in Persons that will not be wholly owned, directly or indirectly, by the Borrower, for consideration not exceeding $5,000,000 in the aggregate during the term of this Agreement; provided, however, that any such Investment shall be permitted only if, before the effectiveness of such Investment and to the extent required by the Administrative Agent, the Borrower delivers to the Administrative Agent (i) such guaranties, mortgages, deeds of trust, security agreements, releases, UCC financing statements, UCC terminations and environmental assessments as the Administrative Agent may request, duly executed by the parties thereto, in form and substance satisfactory to the Administrative Agent and accompanied by UCC searches and title investigations demonstrating that, upon the effectiveness of such Investment and the recording and filing of any necessary documentation, the Administrative Agent will have a perfected first-priority Lien on such Investment, and (ii) such other agreements, instruments, certificates, approvals, opinions and other documents as any Bank through the Administrative Agent may reasonably request;

        (f)    so long as no Default has occurred and is continuing or would be caused thereby, making Investments in Persons that are or will be wholly owned, directly or indirectly, by the Borrower; provided, however, that any such Investment shall be permitted only if, before the effectiveness of such Investment and to the extent required by the Administrative Agent, the Borrower delivers to the Administrative Agent (i) such guaranties, mortgages, deeds of trust, security agreements, releases, UCC financing statements, UCC terminations and environmental assessments as the Administrative Agent may request, duly executed by the parties thereto, in form and substance satisfactory to the Administrative Agent and accompanied by UCC searches and title investigations demonstrating that, upon the effectiveness of such Investment and the recording and filing of any necessary documentation, the Administrative Agent will have a perfected first-priority Lien on such Investment, and (ii) such other agreements, instruments, certificates, approvals, opinions and other documents as any Bank through the Administrative Agent may reasonably request;

        (g)  acquiring Investments in connection with (i) the bankruptcy or reorganization of suppliers and customers or (ii) the settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business; and

        (h)  so long as no Default has occurred and is continuing or would be caused thereby, making loans and advances to officers or employees of the Borrower or any Subsidiary, provided that the aggregate principal amount of such loans and advances, other than loans for the purpose of financing the purchase of stock in the Guarantor, shall not exceed $500,000 in aggregate principal amount at any time outstanding.

        Section 6.06.    Distributions, Etc.    The Borrower will not pay any management fee or similar fee of any sort to any Affiliate thereof or to any other Person, declare or pay any dividends or distributions, purchase, redeem, retire, defease or otherwise acquire for value any of its equity interests or any warrants, rights or options to acquire such equity interests, now or hereafter outstanding, return any capital to its equity-holders as such, or make any distribution of Property, equity interests, warrants, rights, options, obligations or securities to its equity-holders as such, or permit any Subsidiary to purchase, redeem, retire, defease or otherwise acquire for value any equity interests in the Borrower or any warrants, rights or options to acquire such equity interests or to pay any such fee, except for the following:

        (a)  provided that no Default has occurred and is continuing or would be caused thereby, the Borrower may make cash distributions to the Partners during any fiscal quarter in amounts that do not exceed the Available Cash for the immediately preceding fiscal quarter;

        (b)  the Borrower and its Subsidiaries may declare and pay dividends and other distributions payable solely in equity interests; and

        (c)  any Subsidiary may pay cash dividends, or make other cash distributions, to the Borrower.

        Section 6.07.    Change in Nature of Business.    The Borrower will not make, or permit any Subsidiary to make, any material change in the nature of its business as carried on as of the date hereof.

        Section 6.08.    ERISA Plans.    The Borrower will not establish, maintain or contribute to, or permit any ERISA Affiliate to establish, maintain or contribute to, any Plan or Welfare Plan, and the Borrower will not become obligated to, or permit any Subsidiary to become obligated to, contribute to any Multiemployer Plan.

        Section 6.09.    Accounting Changes.    The Borrower will not make or permit, or permit any Subsidiary to make or permit, any change in (a) any of its accounting policies affecting the presentation of financial statements or reporting practices, except as required or permitted by GAAP, or (b) its fiscal year.

        Section 6.10.    Creation of Subsidiaries.    The Borrower will not create, or permit any Subsidiary to create, any Subsidiary unless (a) the creation of such Subsidiary is otherwise specifically permitted by the terms of this Agreement and (b) within 15 days after the formation of such Subsidiary and to the extent required by the Administrative Agent, such Subsidiary delivers to the Administrative Agent (i) such guaranties, mortgages, deeds of trust, security agreements, releases, UCC financing statements, UCC terminations and environmental assessments as the Administrative Agent may request, duly executed by the parties thereto, in form and substance satisfactory to the Administrative Agent and accompanied by UCC searches and title investigations demonstrating that, upon the recording and filing of any necessary documentation, the Administrative Agent will have a perfected first-priority Lien on the Property of such Subsidiary, and (ii) such other agreements, instruments, certificates, approvals, opinions and other documents as any Bank through the Administrative Agent may reasonably request.

        Section 6.11.    Commodity Contracts.    The Borrower will not, and will not permit any Subsidiary to, enter into, assume or otherwise acquire an interest in (a) any contract or other obligation to purchase or sell any natural gas or other commodities or goods, or any hedged or unhedged commodity futures contract, option or other derivative contract, that in any case would result in the Borrower or such Subsidiary having an "open" or "uncovered" position in natural gas or other commodities or goods, or in any derivative of any thereof, exceeding $500,000 in the aggregate at the end of any day or (b) any other contract or obligation for speculative purposes.

        Section 6.12.    Current Ratio.    The Borrower shall not permit, as of the end of any fiscal quarter, the ratio of (i) the consolidated current assets of the Borrower and its Subsidiaries to (ii) the consolidated current liabilities of the Borrower and its Subsidiaries (other than current maturities of long-term debt) to be less than 1.00 to 1.00; provided, however, that, current assets shall include the unused portions of the Commitments and current liabilities shall exclude the current portion of the Debt of the Borrower under this Agreement.

        Section 6.13.    Interest Charge Coverage Ratio.    The Borrower shall not, as of the end of any fiscal quarter, permit the Interest Charge Coverage Ratio for the Borrower and its Subsidiaries on a Consolidated basis to be less than 2.50 to 1.00.

        Section 6.14.    Leverage Ratio.    The Borrower shall not, as of the end of any fiscal quarter, permit the Leverage Ratio for the Borrower and its Subsidiaries on a Consolidated basis to be greater than the following ratios for the following fiscal quarters:

Fiscal Quarters Ending	Maximum Ratio
December 31, 2002, March 31, 2003 and June 30, 2003	4.00 to 1.00
September 30, 2003 and thereafter	3.75 to 1.00

        Section 6.15.    Amendment of Borrower Partnership Agreement.    The Borrower shall not amend, modify or supplement (A) the definition of "Available Cash" without the prior written consent of the Majority Banks or (B) any other provision of the Borrower Partnership Agreement if such amendment, modification or supplement would be materially adverse to the interests of the Banks without the prior written consent of the Majority Banks.

ARTICLE VII
REMEDIES

        Section 7.01.    Events of Default.    The occurrence of any of the following events shall constitute an "Event of Default" under any Credit Document:

        (a)  Payment. The Borrower shall fail to (i) pay any principal of any Advance or reimburse any drawing under any Letter of Credit when the same becomes due and payable, (ii) pay any interest on any Note or any fee owing in connection with the Obligations, this Agreement or any of the other Credit Documents within three Business Days after the same becomes due and payable or (iii) pay any other amount owing in connection with the Obligations, this Agreement or any of the other Credit Documents within five Business Days after the same becomes due and payable;

        (b)  Representation and Warranties. Any representation or warranty made or deemed to be made by the Borrower, the General Partner, any Guarantor or any Subsidiary, or by any officer of any thereof, under or in connection with any Credit Document shall prove to have been incorrect in any material respect when made or deemed to be made;

        (c)  Covenant Breaches. The Borrower fails to perform or observe any term, covenant or agreement contained in Sections 5.02, 5.07 or 5.13 or Article VI of this Agreement; or the Borrower, any Guarantor or any Subsidiary fails to perform or observe any other term, covenant or agreement contained in any Credit Document on its part to be performed or observed, and such failure remains unremedied for 30 days after written notice thereof has been given to the Borrower, such Guarantor or such Subsidiary, as applicable, by the Administrative Agent;

        (d)  Cross-Defaults. The Borrower, any Guarantor or any Subsidiary fails to pay any principal of any Debt thereof (excluding the Obligations of the Borrower hereunder) that is outstanding in a principal amount of at least $1,000,000 in the aggregate, or any interest or premium thereon, when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration demand or otherwise), and such failure continues after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; any other event occurs or condition exists under any agreement or instrument relating to any such Debt and continues after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt; or any such Debt is declared to be due and payable or is required to be prepaid, redeemed, purchased or defeased (other than by a regularly scheduled required prepayment, redemption, purchase or defeasance), or an offer to prepay, redeem, purchase or defease such Debt is required to be made, in each case before the stated maturity thereof;

        (e)  Insolvency. The Borrower, any Guarantor or any Subsidiary generally does not pay its debts as such debts become due, admits in writing its inability to pay its debts generally or makes a general assignment for the benefit of creditors; any proceeding is instituted by the Borrower, any Guarantor or any Subsidiary seeking to adjudicate it a bankrupt or insolvent, seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its property; any proceeding is instituted against the Borrower, any Guarantor or any Subsidiary seeking to adjudicate it a bankrupt or insolvent, seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its property, and either such proceeding remains undismissed or unstayed for a period of 60 days or any of the actions sought in such proceeding (including the entry of an order for relief against the Borrower, such Guarantor or such Subsidiary, as applicable, or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property) occurs; or the Borrower, any Guarantor or any Subsidiary takes any action to authorize any of the actions set forth above in this Section 7.01(e);

        (f)    Judgments.

            (i)  Any judgment or order for the payment of money in excess of $1,000,000 is rendered against the Borrower, any Guarantor or any Subsidiary by a court of competent jurisdiction, and either (A) enforcement proceedings are commenced by any creditor upon such judgment or order or (B) there is any period of 10 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, is not in effect, unless such judgment or order has been vacated, satisfied, dismissed, or bonded pending appeal or, in the case of a judgment or order the entire amount of which is covered by insurance (subject to applicable deductibles), is the subject of a binding agreement with the plaintiff and the insurer covering payment therefor; or

          (ii)  any nonmonetary judgment or order is rendered against the Borrower, the Guarantor or any Subsidiary that could reasonably be expected to have a Material Adverse Effect, and there is any period of 10 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, is not in effect;

        (g)  Material Changes. There occurs, in the reasonable judgment of the Majority Banks, any material and adverse change in the business, condition (financial or otherwise), operations, performance, properties or prospects of the Borrower and its Subsidiaries taken as a whole;

        (h)  Credit Documents. Any material provision of any Credit Document for any reason ceases to be valid and binding on, or enforceable against, the Borrower, any Guarantor or any Subsidiary, as applicable (except to the extent such provision is released in writing by the Administrative Agent), or the Borrower, such Guarantor or any Subsidiary, as applicable, so states in writing;

        (i)    Security Documents. Any Security Document for any reason (except pursuant to the terms thereof) ceases to create a valid and perfected first-priority Lien on any of the Collateral purported to be covered by such Security Document, and the same, if curable, is not cured within 15 days after the Administrative Agent notifies the Borrower or the affected Subsidiary, as applicable, of the same; or

        (j)    Change of Control. A Change of Control shall occur.

        Section 7.02.    Optional Acceleration of Maturity.    If any Event of Default (other than an Event of Default pursuant to paragraph (e) of Section 7.01) shall have occurred and be continuing, then, and in any such event,

        (a)  the Administrative Agent (i) shall at the request, or may with the consent, of the Majority Banks, by notice to the Borrower, declare the obligation of each Bank and the Issuing Bank to make extensions of credit hereunder, including the making of Advances and issuing of Letters of Credit, to be terminated, whereupon the same shall forthwith terminate or (ii) shall, at the request, or may with the consent, of the Majority Banks, by notice to the Borrower, declare all principal, interest, fees, reimbursements, indemnifications and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Notes, all such interest, and all such amounts shall become and be forthwith due and payable in full, without presentment, demand, protest or further notice of any kind (including, without limitation, any notice of intent to accelerate or notice of acceleration), all of which are hereby expressly waived by the Borrower;

        (b)  the Borrower shall, on demand of the Administrative Agent at the request or with the consent of the Majority Banks, deposit with the Administrative Agent into the Cash Collateral Account an amount of cash equal to the Letter of Credit Exposure as security for the Obligations; and

        (c)  the Administrative Agent shall at the request or may with the consent of the Majority Banks proceed to enforce its rights and remedies under the Security Documents, the Guaranties, and any other Credit Documents for the ratable benefit of the Banks by appropriate proceedings.

        Section 7.03.    Automatic Acceleration of Maturity.    If any Event of Default pursuant to paragraph (e) of Section 7.01 shall occur,

        (a)  (i) the obligation of each Bank and the Issuing Bank to make extensions of credit hereunder, including making Advances and issuing Letters of Credit, shall immediately and automatically be terminated and (ii) all principal, interest, fees, reimbursements, indemnifications, and all other amounts payable under this Agreement, the Notes, and the other Credit Documents shall immediately and automatically become and be due and payable in full, without presentment, demand, protest or any notice of any kind (including, without limitation, any notice of intent to accelerate or notice of acceleration), all of which are hereby expressly waived by the Borrower; and

        (b)  the Borrower shall deposit with the Administrative Agent into the Cash Collateral Account an amount of cash equal to the outstanding Letter of Credit Exposure as security for the Obligations; and

        (c)  the Administrative Agent shall at the request and may with the consent of the Majority Banks proceed to enforce its rights and remedies under the Security Documents, the Guaranties and any other Credit Document for the ratable benefit of the Banks by appropriate proceedings.

        Section 7.04.    Non-exclusivity of Remedies.    No remedy conferred upon the Administrative Agent or any Bank is intended to be exclusive of any other remedy, and each remedy shall be cumulative of all other remedies existing by contract, at law, in equity, by statute or otherwise.

        Section 7.05.    Right of Set-off.    Upon the occurrence and during the continuance of any Event of Default, the Administrative Agent and each Bank is hereby authorized at any time and from time-to-time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final and including, without limitation, deposits maintained in the Operating Account) at any time held and other indebtedness at any time owing by the Administrative Agent or any such Bank to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement, the Notes held by such Bank, and the other Credit Documents, irrespective of whether or not the Administrative Agent or such Bank shall have made any demand under this Agreement, any Note, or such other

Credit Documents, and although such obligations may be unmatured. The Administrative Agent and each Bank agrees to promptly notify the Borrower after any such set-off and application made by the Administrative Agent or such Bank, provided that the failure to give the notice shall not affect the validity of such set-off and application. The rights of the Administrative Agent and the Banks under this Section are in addition to any other rights and remedies (including, without limitation, other rights of set-off) which the Administrative Agent or the Banks may have.

        Section 7.06.    Application of Collateral.    The proceeds of any sale, or other realization upon all or any part of the Collateral (as defined in each of the Security Documents) shall be applied by the Administrative Agent in the following order:

        first, to payment of the reasonable expenses of sale or other realization of such Collateral, including reasonable compensation to the Administrative Agent and its agents and counsel;

        second, to the payment of all reasonable expenses, liabilities, and advances incurred or made by the Administrative Agent in connection therewith, and to the ratable payment of any other unreimbursed reasonable expenses for which the Administrative Agent or any Bank is to be reimbursed pursuant to the terms hereof or any other Credit Document;

        third, to the ratable payment of accrued but unpaid agent's fees, commitment fees, letter of credit fees, and fronting fees owing to the Administrative Agent, the Issuing Bank, and the Banks in respect of the Advances and Letters of Credit under this Agreement and the Notes;

        fourth, to the ratable payment of accrued but unpaid interest on the Advances owing under this Agreement and the Notes; and

        fifth, to the ratable payment of all other Obligations which relate to the Advances and Letters of Credit and which are owing to the Administrative Agent and the Banks.

        Any surplus of such cash or cash proceeds held by the Administrative Agent and remaining after the payment in full of all the Obligations shall be promptly paid over to the Borrower or to whoever may be lawfully entitled to receive such surplus.

ARTICLE VIII
THE ADMINISTRATIVE AGENT AND THE ISSUING BANK

        Section 8.01.    Authorization and Action.    Each Bank hereby appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent by the terms hereof and of the other Credit Documents, together with such powers as are reasonably incidental thereto. As to any matters not expressly provided for by this Agreement or any other Credit Document (including, without limitation, enforcement or collection of the Notes), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Majority Banks, and such instructions shall be binding upon all Banks and all holders of Notes; provided, however, that the Administrative Agent shall not be required to take any action which exposes the Administrative Agent to personal liability or which is contrary to this Agreement, any other Credit Document, or applicable law.

        Section 8.02.    Administrative Agent's Reliance, Etc.    Neither the Administrative Agent nor any of its directors, officers, agents, or employees shall be liable for any action taken or omitted to be taken (INCLUDING THE ADMINISTRATIVE AGENT'S OWN NEGLIGENCE) by it or them under or in connection with this Agreement or the other Credit Documents, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, the Administrative Agent: (a) may treat the payee of any Note as the holder thereof until the

Administrative Agent receives written notice of the assignment or transfer thereof signed by such payee and in form satisfactory to the Administrative Agent; (b) may consult with legal counsel (including counsel for the Borrower), independent public accountants, and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants, or experts; (c) makes no warranty or representation to any Bank and shall not be responsible to any Bank for any statements, warranties, or representations made in or in connection with this Agreement or the other Credit Documents; (d) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any other Credit Document on the part of the Borrower or the Guarantors or to inspect the property (including the books and records) of the Borrower or the Guarantors; (e) shall not be responsible to any Bank for the due execution, legality, validity, enforceability, genuineness, sufficiency, or value of this Agreement or any other Credit Document; and (f) shall incur no liability under or in respect of this Agreement or any other Credit Document by acting upon any notice, consent, certificate, or other instrument or writing (which may be by telecopier or telex) believed by it to be genuine and signed or sent by the proper party or parties.

        Section 8.03.    The Administrative Agent and Its Affiliates.    With respect to its Commitments, the Advances made by it and the Notes issued to it, the Administrative Agent shall have the same rights and powers under this Agreement as any other Bank and may exercise the same as though it were not the Administrative Agent. The term "Bank" or "Banks" shall, unless otherwise expressly indicated, include the Administrative Agent in its individual capacity. The Administrative Agent and its Affiliates may accept deposits from, lend money to, act as trustee under indentures of, and generally engage in any kind of business with, the Borrower or any of the Guarantors, and any Person who may do business with or own securities of the Borrower or any such Guarantor, all as if the Administrative Agent were not an agent hereunder and without any duty to account therefor to the Banks.

        Section 8.04.    Bank Credit Decision.    Each Bank acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Bank and based on the Financial Statements and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Bank also acknowledges that it shall, independently and without reliance upon the Administrative Agent or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

        Section 8.05.    INDEMNIFICATION.    THE BANKS SEVERALLY AGREE TO INDEMNIFY THE ADMINISTRATIVE AGENT AND THE ISSUING BANK AND EACH AFFILIATE THEREOF AND THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, AND AGENTS (TO THE EXTENT NOT REIMBURSED BY THE BORROWER), ACCORDING TO THEIR RESPECTIVE PRO RATA SHARES FROM AND AGAINST ANY AND ALL LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES, OR DISBURSEMENTS OF ANY KIND OR NATURE WHATSOEVER WHICH MAY BE IMPOSED ON, INCURRED BY, OR ASSERTED AGAINST THE ADMINISTRATIVE AGENT AND THE ISSUING BANK IN ANY WAY RELATING TO OR ARISING OUT OF THIS AGREEMENT OR ANY ACTION TAKEN OR OMITTED BY THE ADMINISTRATIVE AGENT OR THE ISSUING BANK UNDER THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT (INCLUDING THE ADMINISTRATIVE AGENT'S AND THE ISSUING BANK'S OWN NEGLIGENCE), PROVIDED THAT NO BANK SHALL BE LIABLE FOR ANY PORTION OF SUCH LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES, OR DISBURSEMENTS RESULTING FROM THE ADMINISTRATIVE AGENT'S OR THE ISSUING BANK'S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT. WITHOUT LIMITATION OF THE FOREGOING, EACH BANK AGREES TO REIMBURSE THE ADMINISTRATIVE AGENT PROMPTLY UPON DEMAND FOR ITS RATABLE SHARE OF ANY

OUT-OF-POCKET EXPENSES (INCLUDING COUNSEL FEES) INCURRED BY THE ADMINISTRATIVE AGENT IN CONNECTION WITH THE PREPARATION, EXECUTION, DELIVERY, ADMINISTRATION, MODIFICATION, AMENDMENT, OR ENFORCEMENT (WHETHER THROUGH NEGOTIATIONS, LEGAL PROCEEDINGS, OR OTHERWISE) OF, OR LEGAL ADVICE IN RESPECT OF RIGHTS OR RESPONSIBILITIES UNDER, THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT, TO THE EXTENT THAT THE ADMINISTRATIVE AGENT IS NOT REIMBURSED FOR SUCH BY THE BORROWER.

        Section 8.06.    Successor Administrative Agent and Issuing Bank.    The Administrative Agent or the Issuing Bank may resign at any time by giving written notice thereof to the Banks and the Borrower and may be removed at any time with or without cause by the Majority Banks upon receipt of written notice from the Majority Banks to such effect. Upon receipt of notice of any such resignation or removal, the Majority Banks shall have the right to appoint a successor Administrative Agent or Issuing Bank only with the consent of the Borrower, which consent shall not be unreasonably withheld. If no successor Administrative Agent or Issuing Bank shall have been so appointed by the Majority Banks with the consent of the Borrower, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent's or Issuing Bank's giving of notice of resignation or the Majority Banks' removal of the retiring Administrative Agent or Issuing Bank, then the retiring Administrative Agent or Issuing Bank may, on behalf of the Banks and the Borrower, appoint a successor Administrative Agent or Issuing Bank, which shall be, in the case of a successor Administrative Agent, a commercial bank organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $500,000,000.00 and, in the case of the Issuing Bank, a Bank. Upon the acceptance of any appointment as Administrative Agent or Issuing Bank by a successor Administrative Agent or Issuing Bank, such successor Administrative Agent or Issuing Bank shall thereupon succeed to and become vested with all the rights, powers, privileges, and duties of the retiring Administrative Agent or Issuing Bank, and the retiring Administrative Agent or Issuing Bank shall be discharged from its duties and obligations under this Agreement and the other Credit Documents, except that the retiring Issuing Bank shall remain the Issuing Bank with respect to any Letters of Credit outstanding on the effective date of its resignation or removal and the provisions affecting the Issuing Bank with respect to such Letters of Credit shall inure to the benefit of the retiring Issuing Bank until the termination of all such Letters of Credit. After any retiring Administrative Agent's or Issuing Bank's resignation or removal hereunder as Administrative Agent or Issuing Bank, the provisions of this Article VIII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent or Issuing Bank under this Agreement and the other Credit Documents.

        Section 8.07.    Syndication Agent.    The Syndication Agent shall have no duties, obligations, or liabilities in its capacity as Syndication Agent, the Banks shall have no right to replace the Syndication Agent if the Syndication Agent is no longer a Bank, and the Syndication Agent may not assign its status as Syndication Agent to any Person.

        Section 8.08.    Borrower Reliance.    The Administrative Agent and the Banks acknowledge that the Borrower may rely on any consent, approval or instructions received by the Borrower from the Administrative Agent and/or the Banks.

        Section 8.09.    Collateral Matters.

        (a)  The Administrative Agent is authorized on behalf of the Banks, without the necessity of any notice to or further consent from the Banks, from time to time, to take any actions with respect to any Collateral or Security Documents which may be necessary to perfect and maintain Acceptable Security Interests in and Liens upon the Collateral granted pursuant to the Security Documents. The Administrative Agent is further authorized on behalf of the Banks, without the necessity of any notice to or further consent from the Banks, from time to time, to take any action in exigent circumstances as may be reasonably necessary to preserve any rights or privileges of the Banks under the Credit Documents or applicable law.

        (b)  The Banks irrevocably authorize the Administrative Agent and the Administrative Agent hereby agrees to release any Lien granted to or held by the Administrative Agent upon any Collateral (i) upon termination of the Commitments and payment in full of all outstanding Advances, Letter of Credit Obligations and all other Obligations payable under this Agreement and under any other Credit Document; (ii) constituting property sold or to be sold or disposed of as part of or in connection with any disposition permitted under this Agreement or the other Credit Documents; (iii) constituting property in which the Borrower or any Subsidiary of the Borrower owned no interest at the time the Lien was granted or at any time thereafter; (iv) constituting property leased to the Borrower or any Subsidiary of the Borrower under a lease which has expired or has been terminated in a transaction permitted under this Agreement or is about to expire and which has not been, and is not intended by the Borrower or such Subsidiary to be, renewed or extended; or (v) if approved, authorized or ratified in writing by the Majority Banks or all the Banks, as the case may be, as required by Section 9.01. Upon the request of the Administrative Agent at any time, the Banks will confirm in writing the Administrative Agent's authority to release particular types or items of Collateral pursuant to this Section 8.09.

ARTICLE IX
MISCELLANEOUS

        Section 9.01.    Amendments, Etc.    No amendment or waiver of any provision of this Agreement, the Notes, or any other Credit Document nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Majority Banks and the Borrower, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver, or consent shall, unless in writing and signed by all the Banks, do any of the following: (a) waive any of the conditions specified in Section 3.01 or 3.02, (b) increase the Revolver A Commitment or the Revolver B Commitment of the Banks, (c) reduce the principal of, or interest on, the Notes or any fees or other amounts payable hereunder or under any other Credit Document, (d) postpone any date fixed for any payment of principal of, or interest on, the Notes or any fees or other amounts payable hereunder or extend the Revolver A Termination Date, Revolver B Termination Date or the Final Maturity Date, (e) change the percentage of Banks which shall be required for the Banks or any of them to take any action hereunder or under any other Credit Document, (f) amend Section 2.09 or this Section 9.01, (g) amend the definition of "Majority Banks," (h) release any Guarantor from its obligations under any Guaranty, or (i) release any material portion of the collateral securing the Obligations, except for releases of Collateral sold as permitted by this Agreement; and provided, further, that no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent or the Issuing Bank in addition to the Banks required above to take such action, affect the rights or duties of the Administrative Agent or the Issuing Bank, as the case may be, under this Agreement or any other Credit Document.

        Section 9.02.    Notices, Etc.    All notices and other communications shall be in writing (including telecopy communication) and mailed, telecopied, hand delivered or delivered by a nationally recognized overnight courier, at the address for the appropriate party specified in Schedule 1 or at such other address as shall be designated by such party in a written notice to the other parties. All such notices and communications shall, when mailed, telecopied, or hand delivered or delivered by a nationally recognized overnight courier, be effective three days after being deposited in the mails, or when telecopy transmission is completed, respectively, except that notices and communications to the Administrative Agent pursuant to Article II or VIII shall not be effective until received by the Administrative Agent.

        Section 9.03.    No Waiver; Remedies.    No failure on the part of the Administrative Agent, any Bank or the Issuing Bank to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

        Section 9.04.    Costs and Expenses.    The Borrower agrees to pay on demand (a) all reasonable out-of-pocket costs and expenses of the Administrative Agent in connection with the preparation, execution, delivery, administration, modification and amendment of this Agreement, the Notes, and the other Credit Documents including, without limitation, the reasonable fees and out-of-pocket expenses of outside counsel for the Administrative Agent and with respect to advising the Administrative Agent as to its rights and responsibilities under this Agreement; provided, that the Borrower shall be entitled to receive invoices for such amounts and shall have a reasonable period of time to review and inquire about such invoices, and (b) all reasonable out-of-pocket costs and expenses, if any, of the Administrative Agent, the Issuing Bank and each Bank (including, without limitation, reasonable outside counsel fees and expenses of the Administrative Agent, the Issuing Bank and each Bank) in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement, the Notes, and the other Credit Documents.

        Section 9.05.    Binding Effect.    This Agreement shall become effective when it shall have been executed by the Borrower, the Administrative Agent and the Banks and thereafter shall be binding upon and inure to the benefit of the Borrower, the Administrative Agent, the Issuing Bank and each Bank and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights or delegate its duties under this Agreement or any interest in this Agreement without the prior written consent of each Bank.

        Section 9.06.    Bank Assignments and Participations.

        (a)  Assignments. Any Bank may assign to one or more banks or other entities all or any portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitments, the Advances owing to it, the Notes held by it, and the participation interest in the Letter of Credit Obligations held by it); provided, however, that (i) each such assignment shall be of a constant, and not a varying, percentage of all of such Bank's rights and obligations assigned under this Agreement (including, without limitation, its obligations to make both Revolver A Advances and Revolver B Advances), (ii) the amount of the Commitments and Advances of such Bank being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall be, if to an entity other than a Bank, not less than $5,000,000.00 and shall be an integral multiple of $1,000,000.00, (iii) each such assignment shall be to an Eligible Assignee, (iv) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with the Notes subject to such assignment, and (v) each Eligible Assignee (other than the Eligible Assignee of the Administrative Agent) shall pay to the Administrative Agent a $3,500 administrative fee. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least three Business Days after the execution thereof (unless waived by the Administrative Agent), (A) the assignee thereunder shall be a party hereto for all purposes and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Bank hereunder and (B) such Bank thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of such Bank's rights and obligations under this Agreement, such Bank shall cease to be a party hereto).

        (b)  Term of Assignments. By executing and delivering an Assignment and Acceptance, the Bank thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such Bank makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency of value of this Agreement or any other instrument or document furnished pursuant hereto; (ii) such Bank makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the Guarantors or the performance or observance by the Borrower or the Guarantors of any of their obligations under this Agreement or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 4.05 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Administrative Agent, such Bank or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers as are reasonably incidental thereto; and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Bank.

        (c)  The Register. The Administrative Agent shall maintain at its address referred to in Section 9.02 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Banks and the Commitments of, and principal amount of the Advances owing to, each Bank from time to time (the "Register"). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Administrative Agent, the Issuing Bank, and the Banks may treat each Person whose name is recorded in the Register as a Bank hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Bank at any reasonable time and from time to time upon reasonable prior notice.

        (d)  Procedures. Upon its receipt of an Assignment and Acceptance executed by a Bank and an Eligible Assignee, together with the Notes subject to such assignment, the Administrative Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of the attached Exhibit J, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register, and (iii) give prompt notice thereof to the Borrower. Within five Business Days after its receipt of such notice, the Borrower shall execute and deliver to the Administrative Agent in exchange for the surrendered Notes (A) if such Eligible Assignee has acquired a Revolver A Commitment, a new Revolver A Note to the order of such Eligible Assignee in an amount equal to the Revolver A Commitment assumed by it pursuant to such Assignment and Acceptance and, if such Eligible Assignee has acquired a Revolver B Commitment, a new Revolver B Note to the order of such Eligible Assignee in an amount equal to the Revolver B Commitment assumed by it pursuant to such Assignment and Acceptance and (B) if such Bank has retained any Revolver A Commitment hereunder, a new Revolver A Note to the order of such Bank in an amount equal to the Revolver A Commitment retained by it hereunder and, if such Bank has retained any Revolver B Commitment, a new Revolver B Note to the order of such Bank in an amount equal to the Revolver B Commitment retained by its hereunder. Such new Notes shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of the attached Exhibit A-1 and A-2, respectively.

        (e)  Participations. Each Bank may sell participations to one or more banks or other entities in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitments, the Advances owing to it, its participation interest in the Letter of Credit Obligations, and the Notes held by it); provided, however, that (i) such Bank's obligations under this Agreement (including, without limitation, its Commitments to the Borrower hereunder) shall remain unchanged, (ii) such Bank shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Bank shall remain the holder of any such Notes for all purposes of this Agreement, (iv) the Borrower, the Administrative Agent, and the Issuing Bank and the other Banks shall continue to deal solely and directly with such Bank in connection with such Bank's rights and obligations under this Agreement, and (v) such Bank shall not require the participant's consent to any matter under this Agreement, except for change in the principal amount of the Notes, reductions in fees or interest (in each case to the extent subject to such participation), releasing all or substantially all of any Collateral, or extending the Revolver A Termination Date, Revolver B Termination Date or the Final Maturity Date (provided that, in any case in which a participant has the right to approve any amendment, waiver or consent as described above in this clause (v), such Bank shall retain (and hereby agrees to exercise) the right to repurchase the participation of such participant if such participant does not approve any such amendment, waiver or consent). The Borrower hereby agrees that participants shall have the same rights under Sections 2.10, 2.11, 2.12(b) and 9.07 as a Bank to the extent of their respective participations.

        Section 9.07.    INDEMNIFICATION.    THE BORROWER SHALL INDEMNIFY THE ADMINISTRATIVE AGENT, THE ISSUING BANK AND EACH BANK AND THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS FROM, AND DISCHARGE, RELEASE, AND HOLD EACH OF THEM HARMLESS AGAINST, ANY AND ALL LIABILITIES, OBLIGATIONS, LOSSES, CLAIMS, EXPENSES, OR DAMAGES OF ANY KIND OR NATURE WHATSOEVER TO WHICH ANY OF THEM MAY BECOME SUBJECT RELATING TO OR ARISING OUT OF THIS AGREEMENT, INCLUDING ANY LIABILITIES, OBLIGATIONS, LOSSES, CLAIMS, EXPENSES, OR DAMAGES WHICH ARISE OUT OF OR RESULT FROM (I) ANY ACTUAL OR PROPOSED USE BY THE BORROWER OR ANY AFFILIATE OF THE BORROWER OF THE PROCEEDS OF THE ADVANCES, (II) ANY BREACH BY THE BORROWER OF ANY PROVISION OF THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT, (III) ANY INVESTIGATION, LITIGATION OR OTHER PROCEEDING (INCLUDING OR ANY THREATENED INVESTIGATION OR PROCEEDING) RELATING TO THE FOREGOING, (IV) ANY ENVIRONMENTAL CLAIM OR REQUIREMENT OF ENVIRONMENTAL LAWS CONCERNING OR RELATING TO THE PRESENT OR PREVIOUSLY-OWNED OR OPERATED PROPERTIES OF THE BORROWER, OR THE OPERATIONS OR BUSINESS, OF THE BORROWER, OR (V) ANY ENVIRONMENTAL CLAIM OR REQUIREMENT OF ENVIRONMENTAL LAWS CONCERNING OR RELATED TO THE BORROWER'S PROPERTIES AND THE BORROWER SHALL REIMBURSE THE ADMINISTRATIVE AGENT, THE ISSUING BANK AND EACH BANK AND THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS, UPON DEMAND FOR ANY REASONABLE OUT-OF-POCKET EXPENSES (INCLUDING REASONABLE OUTSIDE LEGAL FEES) INCURRED IN CONNECTION WITH ANY SUCH INVESTIGATION, LITIGATION OR OTHER PROCEEDING; AND EXPRESSLY INCLUDING ANY SUCH LOSSES, LIABILITIES, CLAIMS, DAMAGES, OR EXPENSE INCURRED BY REASON OF THE PERSON BEING INDEMNIFIED'S OWN NEGLIGENCE, BUT EXCLUDING ANY SUCH LOSSES, LIABILITIES, CLAIMS, DAMAGES OR EXPENSES INCURRED BY REASON OF THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE PERSON TO BE INDEMNIFIED.

        Section 9.08.    Execution in Counterparts.    This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

        Section 9.09.    Survival of Representations, etc.    All representations and warranties contained in this Agreement or made in writing by or on behalf of the Borrower in connection herewith shall survive the execution and delivery of this Agreement and the Credit Documents, the making of the Advances and any investigation made by or on behalf of the Administrative Agent or any Bank, none of which investigations shall diminish the Administrative Agent's or any Bank's right to rely on such representations and warranties. All obligations of the Borrower provided for in Sections 2.10, 2.11, 2.12, 9.04 and 9.07 and all of the obligations of the Banks in Section 2.09 and 8.05 shall survive any termination of this Agreement and repayment in full of the Obligations.

        Section 9.10.    Severability.    In case one or more provisions of this Agreement or the other Credit Documents shall be invalid, illegal or unenforceable in any respect under any applicable law, the validity, legality and enforceability of the remaining provisions contained herein or therein shall not be affected or impaired thereby.

        Section 9.11.    Business Loans.    The Borrower warrants and represents that the Advances evidenced by the Notes are and shall be for business, commercial, investment or other similar purposes and not primarily for personal, family, household or agricultural use, as such terms are used in Chapter One ("Chapter One") of the Texas Credit Code. At all such times, if any, as Chapter One shall establish a Maximum Rate, the Maximum Rate shall be the "indicated rate ceiling" (as such term is defined in Chapter One) from time-to-time in effect.

        Section 9.12.    Usury Not Intended.    It is the intent of the Borrower, the Administrative Agent and the Banks in the execution and performance of this Agreement and the other Credit Documents to contract in strict compliance with applicable usury laws, including conflicts of law concepts, governing the Advances of the Banks including such applicable laws of the State of Texas and the United States of America from time-to-time in effect. In furtherance thereof, the Administrative Agent, the Banks and the Borrower stipulate and agree that none of the terms and provisions contained in this Agreement or the other Credit Documents shall ever be construed to create a contract to pay, as consideration for the use, forbearance or detention of money, interest at a rate in excess of the Maximum Rate and that for purposes hereof "interest" shall include the aggregate of all charges which constitute interest under such laws that are contracted for, charged or received under this Agreement and the other Credit Documents; and in the event that, notwithstanding the foregoing, under any circumstances the aggregate amounts taken, reserved, charged, received or paid on the Advances, include amounts which by applicable law are deemed interest which would exceed the Maximum Rate, then such excess shall be deemed to be a mistake and the Bank receiving same shall credit the same on the principal of its Notes (or if its Notes shall have been paid in full, refund said excess to the Borrower). In the event that the maturity of the Notes is accelerated by reason of any election of the holder thereof resulting from any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest may never include more than the Maximum Rate and excess interest, if any, provided for in this Agreement or otherwise shall be canceled automatically as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited on the Notes (or, if the Notes shall have been paid in full, refunded to the Borrower of such interest). The provisions of this Section shall control over all other provisions of this Agreement or the other Credit Documents which may be in apparent conflict herewith. In determining whether or not the interest paid or payable under any specific contingencies exceeds the Maximum Rate, the Borrower, the Administrative Agent and the Banks shall to the maximum extent permitted under applicable law amortize, prorate, allocate and spread in equal parts during the period of the full stated term of the Note, all amounts considered to be interest under applicable law at any time contracted for, charged, received or reserved in connection with the Obligations.

        Section 9.13.    Waiver of Jury; Consent to Jurisdiction.    THE BORROWER, THE ADMINISTRATIVE AGENT, THE ISSUING BANK AND EACH BANK HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING

ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR ANY OTHER CREDIT DOCUMENT, OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY. EACH SUCH PARTY HEREBY IRREVOCABLY SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF TEXAS AND OF ANY TEXAS STATE COURT SITTING IN DALLAS, TEXAS FOR PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER CREDIT DOCUMENTS, AND THE TRANSACTIONS CONTEMPLATED THEREBY.

        Section 9.14.    CLAIMS SUBJECT TO JUDICIAL REFERENCE; SELECTION OF REFEREE.    ALL CLAIMS, INCLUDING ANY AND ALL QUESTIONS OF LAW OR FACT RELATING THERETO, SHALL, AT THE WRITTEN REQUEST OF ANY PARTY HERETO, BE DETERMINED BY REFERENCE (AS DEFINED BELOW). THE PARTIES HERETO SHALL SELECT A SINGLE REFEREE, WHO SHALL BE A RETIRED STATE OR FEDERAL COURT JUDGE WITH AT LEAST FIVE YEARS OF JUDICIAL EXPERIENCE IN CIVIL MATTERS. IN THE EVENT THAT THE PARTIES CANNOT AGREE UPON A REFEREE, THE REFEREE SHALL BE APPOINTED BY THE COURT. THE PARTIES SHALL EQUALLY BEAR THE FEES AND EXPENSES OF THE REFEREE UNLESS THE REFEREE OTHERWISE PROVIDES IN THE STATEMENT OF DECISION. THE REFERENCE SHALL BE CONDUCTED PURSUANT TO APPLICABLE LAW. THE REFEREE SHALL DETERMINE ALL ISSUES RELATING TO THE APPLICABILITY, INTERPRETATION, LEGALITY AND ENFORCEABILITY OF THIS AGREEMENT. IN THE EVENT THAT MULTIPLE CLAIMS ARE ASSERTED, SOME OF WHICH ARE FOUND NOT SUBJECT TO THIS AGREEMENT, THE PARTIES HERETO AGREE TO STAY THE PROCEEDINGS OF THE CLAIMS NOT SUBJECT TO THIS AGREEMENT UNTIL ALL OTHER CLAIMS ARE RESOLVED IN ACCORDANCE WITH THIS AGREEMENT. IN THE EVENT THAT CLAIMS ARE ASSERTED AGAINST MULTIPLE PARTIES, SOME OF WHOM ARE NOT SUBJECT TO THIS AGREEMENT, THE PARTIES AGREE TO SEVER THE CLAIMS SUBJECT TO THIS AGREEMENT AND RESOLVE THEM IN ACCORDANCE WITH THIS AGREEMENT. IN THE EVENT OF ANY CHALLENGE TO THE LEGALITY OR ENFORCEABILITY OF THIS AGREEMENT, THE PREVAILING PARTY SHALL BE ENTITLED TO RECOVER THE COSTS AND EXPENSES, INCLUDING REASONABLE ATTORNEYS' FEES, INCURRED BY IT IN CONNECTION THEREWITH. AS USED IN THIS SECTION 9.14, "CLAIM" SHALL MEAN, CAUSE OF ACTION, ACTION, DISPUTE OR CONTROVERSY BETWEEN OR AMONG THE PARTIES HERETO, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, WHICH ARISES OUT OF OR RELATES TO: (I) ANY OF THE CREDIT DOCUMENTS; (II) ANY NEGOTIATIONS OR COMMUNICATIONS RELATING TO ANY OF THE CREDIT DOCUMENTS, WITHER OR NOT INCORPORATED INTO THE CREDIT DOCUMENTS OR ANY INDEBTEDNESS EVIDENCED THEREBY; OR (III) ANY ALLEGED AGREEMENTS, PROMISES, REPRESENTATIONS OR TRANSACTIONS IN CONNECTION THEREWITH, AND "REFERENCE" SHALL MEAN A JUDICIAL REFERENCE CONDUCTED PURSUANT TO THIS AGREEMENT IN ACCORDANCE WITH APPLICABLE LAW, AS IN EFFECT AT THE TIME THE REFEREE IS SELECTED PURSUANT TO THIS SECTION 9.14.

        Section 9.15.    Governing Law.    This Agreement, the Notes and the other Credit Documents shall be governed by, and construed and enforced in accordance with, the laws of the State of Texas. Without limiting the intent of the parties set forth above, (a) Chapter 15, Subtitle 3, Title 79, of the Revised Civil Statutes of Texas, 1925, as amended (relating to revolving loans and revolving tri-party accounts), shall not apply to this Agreement, the Notes, or the transactions contemplated hereby and (b) to the extent that any Bank may be subject to Texas law limiting the amount of interest payable for its account, such Bank shall utilize the indicated (weekly) rate ceiling from time to time in effect as provided in Chapter 303 of the Texas Finance Code, as amended (formerly known as the indicated (weekly) rate ceiling in Article 5069-1.04 of the Revised Civil Statutes of Texas). Each Letter of Credit

shall be governed by the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce Publication No. 500 (1993 version).

        Section 9.16.    Credit Documents.    To the extent the specific terms and provisions of this Credit Agreement expressly conflict with the specific terms and provisions of any of the other Credit Documents, the specific terms and provisions of this Credit Agreement shall control.

        Section 9.17.    Existing Indebtedness.    The indebtedness of the Borrower evidenced under this Agreement, the Notes and the other Credit Documents is given in renewal, extension, modification but not in extinguishment or discharge of, a portion of the indebtedness evidenced by the Revolver A Note dated December 19, 2001, in the principal amount of $30,000,000 executed by the Borrower to the order of Union Bank of California, N.A., the Revolver A Note dated December 19, 2001, in the principal amount of $30,000,000 executed by the Borrower to the order of Fleet National Bank, the Revolver B Note dated December 19, 2001, in the principal amount of $7,500,000 executed by the Borrower to the order of Union Bank of California, N.A., and the Revolver B Note dated December 19, 2001, in the principal amount of $7,500,000 executed by the Borrower to the order of Fleet National Bank, each bearing interest and being due and payable as therein provided.

        PURSUANT TO SECTION 26.02 OF THE TEXAS BUSINESS AND COMMERCE CODE, A CREDIT AGREEMENT IN WHICH THE AMOUNT INVOLVED IN THE CREDIT AGREEMENT EXCEEDS $50,000 IN VALUE IS NOT ENFORCEABLE UNLESS THE CREDIT AGREEMENT IS IN WRITING AND SIGNED BY THE PARTY TO BE BOUND OR THAT PARTY'S AUTHORIZED REPRESENTATIVE.

        THE RIGHTS AND OBLIGATIONS OF THE PARTIES TO AN AGREEMENT SUBJECT TO THE PRECEDING PARAGRAPH SHALL BE DETERMINED SOLELY FROM THE WRITTEN CREDIT AGREEMENT, AND ANY PRIOR ORAL AGREEMENTS BETWEEN THE PARTIES ARE SUPERSEDED BY AND MERGED INTO THE CREDIT AGREEMENT. THIS WRITTEN AGREEMENT AND THE CREDIT DOCUMENTS, AS DEFINED IN THIS AGREEMENT, REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

        THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

        EXECUTED as of the    th day of November, 2002.

BORROWER:
CROSSTEX ENERGY SERVICES, LTD.
By:	Crosstex Energy Services GP, LLC, its general partner
By:
Name:
Title:

ADMINISTRATIVE AGENT:
UNION BANK OF CALIFORNIA, N.A.
By:
John Clark Vice President
By:
Name:
Title:
SYNDICATION AGENT:
FLEET NATIONAL BANK
By:
Name:
Title:
BANKS:
UNION BANK OF CALIFORNIA, N.A.
By:
John Clark Vice President
By:
Name:
Title:

FLEET NATIONAL BANK
By:
Name:
Title:

SCHEDULE 1

COMMITMENTS

Bank	Revolver A Commitment	Revolver B Commitment
Union Bank of California, N.A.	$	$
Fleet National Bank	$	$
[Lender]	$	$

SCHEDULE 2

APPLICABLE LENDING OFFICES

Bank	Domestic Lending Office
Union Bank of California, N.A.	445 South Figueroa Street, Suite 1502 Los Angeles, California 90071 Telecopier: 213-236-5747 Attention: Energy Capital Services
Fleet National Bank	100 Federal Street Mail Stop MADE 10008A Boston, Massachusetts 02110 Telecopier: 617-434-3652 Attention: Timothy J. Norton
[Lender]

SCHEDULE 1.01(a)

LETTER OF CREDIT BANKS FOR ELIGIBLE ACCOUNTS

Bank	Maximum Aggregate Face Amount of Letters of Credit
Union Bank of California, N.A.	unlimited
The Bank of Tokyo-Mitsubishi, Ltd.	unlimited
Fleet National Bank	unlimited
[Lender]	unlimited
Any bank domiciled in the United States with a credit rating of at least A	$5,000,000

SCHEDULE 1.01(b)

APPROVED ACCOUNT DEBTORS

Anadarko Energy Services
Duke Energy Trading and Marketing
Enron North America Corp.
Reliant Energy Services
Alcoa World Alumina LLC

SCHEDULE 4.08

SUBSIDIARIES

Subsidiary	Owner(s)	Interest(s)
Crosstex Gulf Coast Transmission, Ltd.	Borrower Crosstex Energy Services GP, LLC	99.999% limited partnership interest ..001% general partnership interest
Crosstex Gulf Coast Marketing, Ltd.	Borrower Crosstex Energy Services GP, LLC	99.999% limited partnership interest ..001% general partnership interest
Crosstex Pipeline, LLC	Borrower	100% membership interest
Crosstex CCNG Marketing Ltd.	Borrower Crosstex Energy Services GP, LLC	99.999% limited partnership interest ..001% general partnership interest
Crosstex CCNG Gathering Ltd.	Borrower Crosstex Energy Services GP, LLC	99.999% limited partnership interest ..001% general partnership interest
Crosstex CCNG Processing Ltd.	Borrower Crosstex Energy Services GP, LLC	99.999% limited partnership interest ..001% general partnership interest
Crosstex CCNG Transmission Company Ltd.	Borrower Crosstex Energy Services GP, LLC	99.999% limited partnership interest ..001% general partnership interest
Crosstex Pipeline Partners, Ltd.	Borrower Crosstex Pipeline, Inc. Various others	21% limited partnership interest 1% general partnership interest 79% limited partnership interest
Crosstex Treating Services, Inc. Various others	Borrower	100% share interest

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  Exhibit 10.1
SECOND AMENDED AND RESTATED CREDIT AGREEMENT
INTRODUCTION
ARTICLE I DEFINITIONS AND ACCOUNTING TERMS
ARTICLE II CREDIT FACILITIES
ARTICLE III CONDITIONS OF LENDING
ARTICLE IV REPRESENTATIONS AND WARRANTIES
ARTICLE V AFFIRMATIVE COVENANTS
ARTICLE VI NEGATIVE COVENANTS
ARTICLE VII REMEDIES
ARTICLE VIII THE ADMINISTRATIVE AGENT AND THE ISSUING BANK
ARTICLE IX MISCELLANEOUS